Exhibit 10.2

CREDIT AGREEMENT

Dated as of July 15, 2025,

among

J.P. MORGAN REIT OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership,

and

CERTAIN OF ITS SUBSIDIARIES,

as the Borrowers

TRUIST BANK,

as Administrative Agent and an L/C Issuer,

The Other Lenders Party Hereto

TRUIST SECURITIES, INC. and BMO BANK N.A.

as Joint Lead Arrangers

TRUIST SECURITIES, INC. and BMO BANK N.A.,

as Joint Bookrunners

TABLE OF CONTENTS

Page

Article I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	43
1.03	Accounting Terms	43
1.04	Rounding	44
1.05	Times of Day	44
1.06	Letter of Credit Amounts	44
1.07	Interest Rates	44
Article II. THE COMMITMENTS AND CREDIT EXTENSIONS		45
2.01	The Loans	45
2.02	Borrowings, Conversions and Continuations of Loans	45
2.03	Letters of Credit	47
2.04	[Intentionally Omitted]	55
2.05	Prepayments	55
2.06	Termination or Reduction of Commitments	55
2.07	Repayment of Loans	57
2.08	Interest	57
2.09	Fees	57
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	58
2.11	Evidence of Debt	59
2.12	Payments Generally; Administrative Agent’s Clawback	59
2.13	Sharing of Payments by Lenders	61
2.14	Extension of Maturity Date in Respect of the Revolving Credit Facility	61
2.15	Increase in Total Credit Exposure	62
2.16	Cash Collateral	64
2.17	Defaulting Lenders	65
2.18	Addition and Removal of Unencumbered Properties	67
2.19	Designated Borrowers	68
2.20	Mortgages	69
Article III. TAXES, YIELD PROTECTION AND ILLEGALITY		74
3.01	Taxes	74
3.02	Illegality	77
3.03	Inability to Determine Rates; Benchmark Replacement	78
3.04	Increased Costs	80
3.05	Compensation for Losses	81
3.06	Mitigation Obligations; Replacement of Lenders	82
3.07	Survival	82

i

Article IV. CONDITIONS PRECEDENT		82
4.01	Conditions of Effectiveness	82
4.02	Conditions to all Credit Extensions	84
Article V. REPRESENTATIONS AND WARRANTIES		85
5.01	Existence, Qualification and Power	85
5.02	Authorization; No Contravention.	85
5.03	Governmental Authorization; Other Consents	85
5.04	Binding Effect	85
5.05	Financial Statements; No Material Adverse Effect	86
5.06	Litigation	86
5.07	No Default	86
5.08	Ownership of Property; Liens	86
5.09	Environmental Compliance	86
5.10	Taxes	86
5.11	ERISA Compliance	87
5.12	Subsidiaries; Equity Interests	88
5.13	Margin Regulations; Investment Company Act	88
5.14	Disclosure	88
5.15	Compliance with Laws	89
5.16	Taxpayer Identification Number	89
5.17	Intellectual Property; Licenses, Etc.	89
5.18	REIT Status	89
5.19	Unencumbered Properties	89
5.20	OFAC	91
5.21	Anti-Corruption	91
5.22	Solvency	91
5.23	Affected Financial Institutions	91
5.24	Covered Entities	91
5.25	[Reserved].	91
5.26	Financeable Ground Leases	91
5.27	Outbound Investment Rules.	92
Article VI. AFFIRMATIVE COVENANTS		92
6.01	Financial Statements and Other Information	92
6.02	Notices	94
6.03	Payment of Taxes	95
6.04	Preservation of Existence, Etc.	95
6.05	Maintenance of Properties	95
6.06	Maintenance of Insurance	95
6.07	Compliance with Laws	95
6.08	Books and Records	95
6.09	Inspection Rights	95

6.10	Use of Proceeds and Letters of Credit	96
6.11	REIT Status	96
6.12	Subsidiary Guarantees	96
6.13	Release of Guarantors.	96
6.14	Investor Guaranties	97
6.15	Anti-Corruption Laws; Sanctions	97
6.16	Approvals and Authorizations	97
6.17	Outbound Investment Rules	97
6.18	Compliance with Environmental Laws	97
Article VII. NEGATIVE COVENANTS		98
7.01	Liens	98
7.02	Investments	98
7.03	Fundamental Changes	99
7.04	Restricted Payments	99
7.05	Change in Nature of Business	100
7.06	Transactions with Affiliates	100
7.07	Indebtedness	100
7.08	Use of Proceeds	101
7.09	Financial Covenants	101
7.10	Restrictive Agreements	102
7.11	Changes to Advisory Agreement	103
7.12	Sanctions	103
7.13	Anti-Corruption Laws	103
7.14	Swap Contracts	103
7.15	Sale and Leaseback	103
Article VIII. EVENTS OF DEFAULT AND REMEDIES		103
8.01	Events of Default	103
8.02	Remedies Upon Event of Default	105
8.03	Application of Funds	105
Article IX. ADMINISTRATIVE AGENT		106
9.01	Appointment and Authority	106
9.02	Rights as a Lender	107
9.03	Exculpatory Provisions	107
9.04	Reliance by Administrative Agent	108
9.05	Delegation of Duties	108
9.06	Resignation or Removal of Administrative Agent.	108
9.07	Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders	110
9.08	No Other Duties, Etc.	110
9.09	Administrative Agent May File Proofs of Claim	111
9.10	Lender Reply Period	111
9.11	Certain ERISA Matters	112

9.12	Recovery of Erroneous Payments	113
9.13	Guaranty Matters	113
Article X. MISCELLANEOUS		113
10.01	Amendments, Etc.	113
10.02	Notices; Effectiveness; Electronic Communication	116
10.03	No Waiver; Cumulative Remedies; Enforcement	118
10.04	Expenses; Indemnity; Damage Waiver	118
10.05	Payments Set Aside	120
10.06	Successors and Assigns	120
10.07	Treatment of Certain Information; Confidentiality	126
10.08	Right of Setoff	128
10.09	Interest Rate Limitation	128
10.10	Integration; Effectiveness	128
10.11	Survival of Representations and Warranties	128
10.12	Severability	129
10.13	Replacement of Lenders	129
10.14	Governing Law; Jurisdiction; Etc.	130
10.15	Waiver of Jury Trial	131
10.16	No Advisory or Fiduciary Responsibility	131
10.17	Electronic Execution; Electronic Records; Counterparts	132
10.18	USA PATRIOT Act	133
10.19	Time of the Essence	133
10.20	ENTIRE AGREEMENT	133
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	133
10.22	[Intentionally Omitted]	133
10.23	Judgment Currency	133
10.24	Acknowledgement Regarding Any Supported QFCs	134
Article XI. CONTINUING GUARANTY		135
11.01	Guaranty	135
11.02	Rights of Lenders	135
11.03	Certain Waivers	136
11.04	Obligations Independent	136
11.05	Subrogation	136
11.06	Termination; Reinstatement	136
11.07	Subordination	137
11.08	Stay of Acceleration	137
11.09	Condition of Loan Parties	137
11.10	Contribution	137

SCHEDULES

2.01A	Commitments and Applicable Percentages
2.01B	L/C Commitments
5.06	Litigation
5.12	Equity Interests
5.19	Unencumbered Properties
7.01	Existing Liens
7.06	Transactions with Affiliates
7.10	Restrictive Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices; Taxpayer Identification Number

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Guaranty
F-2	Subsidiary Guaranty
G	U.S. Tax Compliance Certificates
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	Notice of Additional L/C Issuer

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 15, 2025, among J.P. Morgan REIT Operating Partnership, L.P., a Delaware limited partnership (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.19 (each a “Designated Borrower” and, together with the Company, collectively, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and TRUIST BANK, as Administrative Agent and an L/C Issuer, and the other L/C Issuers from time to time party hereto.

The Company has requested that the Lenders provide a credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Type” means, with respect to any Unencumbered Property, that such Property is Industrial Property, IOS Property, Truck Terminal Property, Multifamily Residential Property, Office Property, Other Core Property, Life Sciences Property, or Retail Property or another Property type approved by the Administrative Agent in its sole discretion.

“Administrative Agent” means Truist Bank (through itself or through any of its designated branch offices or Affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advisor” means J.P. Morgan Investment Management Inc.

“Advisory Agreement” means that certain Third Amended and Restated Advisory Agreement, dated as of December 12, 2024, by and among the Company, the Trust, and the Advisor, as amended by Amendment No. 1 to Third Amended and Restated Advisory Agreement, dated as of May 8, 2025, and as the same may further be amended, revised, supplemented or otherwise modified in accordance with the terms hereof.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that in no event shall the Administrative Agent or any Lender or any of their respective Affiliates be deemed for purposes hereof to be an Affiliate of the Company or any other Loan Parties.

“Agent Parties” has the meaning specified in Section 10.02.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, or (b) in respect of a Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Term Facility represented by such Term Lender’s Term Commitment and Term Loans for such Term Facility at such time; as any such Applicable Percentage for the respective Facility may be adjusted as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments, and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	Consolidated Leverage Ratio	Term SOFR Loans and Letter of Credit Fee	Base Rate Loans
I	≤ 35%	1.30%	0.30%
II	> 35% and ≤ 40%	1.40%	0.40%
III	> 40% and ≤ 45%	1.50%	0.50%
IV	> 45% and ≤ 50%	1.60%	0.60%
V	> 50% and ≤ 55%	1.70%	0.70%
VI	> 55%	1.80%	0.80%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, pricing level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is actually delivered. The Applicable Rate in effect from the Closing Date through the date of the next change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon pricing level I.

The Applicable Rate with respect to any Term Facility shall be set forth in the Term Loan Amendment for such Term Facility.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicant Borrower” has the meaning specified in Section 2.19(a).

“Appraisal” means a written appraisal prepared by an independent MAI appraiser reasonably acceptable to the Administrative Agent and subject to the Administrative Agent’s customary independent appraisal requirements, and prepared in compliance, in all material respects, with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facilities, a Lender that has a Commitment with respect to such Facility or holds a Term Loan made under such Facility at such time, (b) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment or holds or a Revolving Credit Loan, and (c) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Truist Securities, Inc. and BMO Bank N.A., in their capacity as joint lead arrangers.

“Asset Under Development” means any Property (a) for which the Consolidated Group is actively pursuing construction, major renovation, or expansion of such Property or (b) for which no construction has commenced but all necessary entitlements (excluding foundation, building and similar permits) have been obtained in order to allow the Consolidated Group to commence constructing improvements on such Property. Notwithstanding the foregoing, tenant improvements in a previously constructed Property shall not be considered an Asset Under Development and, with respect to any existing Property, only the major renovation or expansion portion of such Property shall be considered an Asset Under Development.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Trust, the Company and its Subsidiaries, including the notes thereto. From and after the Closing Date, Audited Financial Statements shall mean the most recent Audited Financial Statements delivered pursuant to Section 6.01(a).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date with respect to the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Truist Bank as its “prime rate,” (c) the Term SOFR for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Truist Bank based upon various factors including Truist Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Truist Bank shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to U.S. Borrowers and shall be denominated in Dollars.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, then “Benchmark” means the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities in the United States denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment.

If such Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) of the definition of Benchmark Replacement for any applicable Interest Period and Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the United States denominated in the applicable currency.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark for the affected currency (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark for such affected currency (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark for the affected currency (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark for the affected currency (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark for such affected currency (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May, 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (b) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” has the meaning specified in the definition of the term “Change of Control” in this Section 1.01.

“Bookrunners” means Truist Securities, Inc. and BMO Bank N.A., in their capacity as joint bookrunners.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Guaranty” means the Guaranty made by the Company and each Designated Borrower that is a Domestic Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to Article XI.

“Borrower Materials” has the meaning specified in Section 10.02(c).

“Borrowing” means a Revolving Credit Borrowing or Term Borrowing as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that the term “Business Day” excludes any day that is not also a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding anything to the contrary contained in Section 1.03(b) or in this definition of “Capital Lease Obligations,” in the event of an accounting change requiring certain leases to be capitalized, only those leases that would have otherwise constituted capital leases in conformity with GAAP as of December 31, 2018, shall be considered capital leases.

“Cash Collateral Account” has the meaning set forth in Section 2.03(o).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer(s) benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer(s). “Cash Collateral” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as of any date:

(i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii) mutual funds organized under the Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by United States Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including without limitation Regulation D) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued, or implemented.

“Change of Control” means the occurrence of any one of the following events (other than to the extent permitted under Section 7.03):

(a) during any twelve (12) month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of Trust (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of Trust was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;

(b) any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Trust equal to at least thirty-five percent (35%);

(c) Trust consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which Trust is the continuing or surviving entity);

(d) Trust fails to own, directly or indirectly, at least fifty-one percent (51%) of the Equity Interests of the Company and be the sole general partner of the Company; or

(e) the Company ceases to own, directly or indirectly, all of the Equity Interests (except directors’ qualifying shares) in any of the Designated Borrowers, free and clear of all Liens except Permitted Equity Encumbrances.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Credit Commitment or a Term Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to another, or (c) a continuation of Term SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing,” the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of any breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such rate and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service” means, for any period, without duplication, (a) Recurring Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Unconsolidated Affiliate on Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments with respect to any such indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) taken into account in calculating Recurring Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Unconsolidated Affiliate.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus (a) adjustments for straight line rent if not otherwise included in Consolidated Net Income plus (b) to the extent deducted or excluded from revenues in determining Consolidated Net Income, (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) impairment charges, (vi) amounts deducted as a result of the application of FASB ASC 805 as it pertains to above-market rents, (vii) non-cash expenses related to employee and trustee stock, stock option plans and performance participation interests, (viii) non-recurring financing, acquisition and disposition related fees and costs, (ix) extraordinary losses incurred other than in the ordinary course of business, (x) the non-cash portion (including any mark-to-market adjustments) of any fees paid to the Advisor in Equity Interests of the Trust or the Company, (xi) unrealized losses, (xii) in the Company’s reasonable discretion, other non-cash charges for such period to the extent not actually paid as a cash expense during such period, and (xiii) any expense incurred in respect of Specified Advisor Stock issued to the Advisor (including dividends, interest expense and mark-to-market adjustments), minus (c) to the extent included in Consolidated Net Income, (i) amounts added as a result of the application of FASB ASC 805 as it pertains to below-market rents, (ii) extraordinary or non-recurring gains realized other than in the ordinary course of business and (iii) unrealized gains. For the avoidance of doubt, Consolidated EBITDA shall not include gains and losses from asset sales.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA to Fixed Charges.

“Consolidated Group” means the Trust, the Company and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in Unconsolidated Affiliate, without duplication, which shall be calculated as follows: (a) for inclusion in Indebtedness, the Company’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) for all other purposes, the greater of (i) the Company’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (ii) the Company’s economic ownership interest in the Unconsolidated Affiliate, reflecting the Company’s share of income and expenses of the Unconsolidated Affiliate.

“Consolidated Leverage Ratio” means, at any date of determination, the sum of Total Indebtedness as of such date as of such date divided by Total Asset Value as of such date, expressed as a percentage.

“Consolidated Net Income” means, for any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Unconsolidated Affiliates for such period, in each case determined in accordance with GAAP (provided, however, that (x) lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition and (y) loan origination fees received in connection with First Mortgage Investments and Other Debt and Equity Investments shall be treated as interest income amortized over the anticipated life of such Investment notwithstanding the fair value method of accounting under GAAP). Notwithstanding the foregoing, net earnings (or loss) in respect of the loan portfolio held by STNL LENDER CAPITAL JV HOLDINGS, LLC and/or any of its Subsidiaries, shall include, on a current basis, for any applicable period, the income received in respect of such portfolio, irrespective of the accounting for such income as capital gains (or loss) in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, total assets (excluding accumulated depreciation and amortization and excluding intangible assets) of the Consolidated Group minus total liabilities of the Consolidated Group, calculated in accordance with GAAP. However, for the purpose of this calculation, intangible assets resulting from the application of FASB ASC 805 shall not be excluded from Consolidated Tangible Net Worth.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.24(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.

“Current Appraisal” has the meaning specified in the definition of the term “Property Value” in this Section 1.01.

“Daily Simple SOFR” means, for any day shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debt Instrument” means any instrument evidencing a debt, including mortgage notes and mezzanine notes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within five Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder subject to and in accordance with the terms hereof (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be prima facie evidence thereof, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” means the notice substantially in the form of Exhibit I.

“Designated Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit H.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory, or any Governmental Authority of any such country, region or territory, is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, assignment, contribution, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means any Person that is (a) designated by the Company by written notice delivered to the Administrative Agent at any time prior to the Closing Date, as a Disqualified Institution, (b) a competitor of the Company designated by the Company by written notice delivered to the Administrative Agent from time to time or (c) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clauses (a) or (b) above; provided, that, (1) the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans or Commitments to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, (2) any identification of a person as a Disqualified Institution after the Closing Date shall become effective two (2) Business Days after the date of such written identification is delivered to the Administrative Agent, and (3) Disqualified Institution shall exclude any Person that the Company has designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent from time to time (such notice shall become effective two (2) Business Days after delivery to the Administrative Agent, and shall not apply retroactively to disqualify the transfer of any Loans or Commitments hereunder that was effective prior to the effective date of such notice); provided that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such competitor or its Controlling owner and for which no personnel involved with the competitive activities of such competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Loan Parties and Subsidiaries shall be deemed not to be a competitor of the Borrower or any of its Subsidiaries.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of a state within the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, a Disqualified Institution shall not constitute an Eligible Assignee except as permitted in Section 10.06(g).

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of a Property by the Company or a Subsidiary, which cash proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), and no portion of which cash proceeds the Company or any Subsidiary has the right to receive, pledge, borrow or otherwise obtain the benefits of until the earlier of (i) such time as provided under Regulation Section 1.1031(k)-1(g)(6) and the applicable “exchange agreement” or (ii) such exchange is terminated in accordance with the “exchange agreement” and the Regulations. Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds. Terms in quotations in this definition shall have the meanings ascribed to such terms in the Regulations.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees or governmental restrictions relating to pollution and the protection of human health and safety, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any actual incurred liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” has the meaning specified in the definition of the term “Change of Control” in this Section 1.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise or similar Taxes, and branch profits or similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Mortgage” has the meaning set forth in Section 2.20(c)(v).

“Facility” means the Revolving Credit Facility or any Term Facility, as the context may require, and “Facilities” means a collective reference to the Revolving Credit Facility and all Term Facilities.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).

“Federal Reserve System” means the Federal Reserve System of the United States.

“Fee Letter” means collectively the (a) letter agreement, dated as of the date hereof, among the Company, the Administrative Agent and Truist Securities, Inc., as an Arranger, and (b) any letter agreements entered into among the Company and the other Arrangers with respect to arranger fees payable to such other Arrangers in connection with the arrangement of commitments under this Agreement.

“Fee Owner” means the applicable owner of the fee interest in an Unencumbered Property that is subject to a Financeable Ground Lease.

“Financeable Ground Lease” means, except as otherwise approved by the Administrative Agent, a ground lease and/or estoppel executed by the ground lessor that provides reasonable and customary protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things, (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the Closing Date, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a commercially reasonable opportunity to cure or complete foreclosure (in the event the applicable default cannot be cured without acquiring the leasehold interest), and has failed to cure the applicable default, (c) provision for a new lease on the same terms to the mortgagee as tenant if the ground lease is terminated for any reason, (d) non- merger of the fee and leasehold estates if the two estates are owned by the same Person, (e) the right of the lessee to mortgage and encumber its interest in the leased property and transferability of the tenant’s interest under the ground lease, in each case, without any requirement for consent of the ground lessor, (f) that insurance proceeds and condemnation awards (from leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage or that insurance proceeds and condemnation awards will be applied to restoration, and (g) acceptable limitations on the use of the leased property.

“First Mortgage Investment Mortgagor” means the mortgagor of the property financed by the First Mortgage Investment.

“First Mortgage Investments” means any loan or advance from any member of the Consolidated Group to the First Mortgage Investment Mortgagor secured by any real estate owned by the First Mortgage Investment Mortgagor (or any related party) and secured by a first priority mortgage or deed of trust or similar security instrument in favor of the applicable lender.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Fixed Charges” means, for any period, the sum of (i) Consolidated Debt Service and (ii) all Preferred Dividends actually paid in cash during such period (but excluding, for the avoidance of doubt, dividends and mark-to-market adjustments on the Specified Advisor Stock).

“Floor” means, with respect to any Benchmark, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to such Benchmark. For the avoidance of doubt, the initial Floor is 0%.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation” means, without duplication, any obligation of such Person guaranteeing (the “guaranteeing person”) or having the economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations payable or performable by another Person (including, without limitation, any bank under any letter of credit) (the “primary obligor”) then payable or performable in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors” means, collectively, the Trust, the Company, all Subsidiary Guarantors, and all Investor Guarantors and, with respect to Obligations owing by any Designated Borrower, the Company and each Designated Borrower that is a Domestic Subsidiary.

“Guaranty” means collectively the guaranty from the Trust, and any Subsidiary Guaranty, substantially in the forms of Exhibits F-1, and F-2, respectively, the Borrower Guaranty and any Investor Guaranty, each made in favor of the Administrative Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other similar substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMT” has the meaning given to such term in the definition of “Sanctions”.

“Increase Effective Date” has the meaning given to such term in Section 2.15(e).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument and constitutes indebtedness for purposes of GAAP, (d) all Capital Lease Obligations, (e) all (i) Guarantee Obligations of such Person in respect of Indebtedness of another Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group) and (ii) Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such

Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation (valued in the case of this clause (e)(ii) at the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) if such Indebtedness is non-recourse, the fair market value of the property encumbered thereby as determined by such Person in good faith), (f) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, but excluding the underlying obligation for which the letter of credit is being provided, if duplicative; (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all currently payable obligations of such Person with respect to any Swap Contracts. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (excluding customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carve-outs), and (ii) exclude trade and accounts payable of such Person incurred in the ordinary course, including due to affiliates.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Industrial Property” means a Property that is used primarily for service center/light industrial/bulk warehouse (not heavy manufacturing) purposes.

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan, as applicable, and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Subsidiary Owner” has the meaning specified in Section 6.12.

“Investment” means, as to any Person, without duplication, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Guarantor” means any shareholders, members, partners or Affiliates of the Company or the Trust that are a party to the Investor Guaranty.

“Investor Guaranty” means a guaranty which may be executed and delivered by one or more Investor Guarantors in accordance with Section 6.14, in a form approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned, as the same may be amended, supplemented or otherwise modified from time to time.

“IOS Property” means a Property that is used primarily for storing industrial materials, equipment, vehicles, and goods in open-air settings.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices-International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and any Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.23.

“Land Asset” means a Property consisting of land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01B, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed an L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Company, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means each of Truist Bank, and such other Lender (if any) as the Company may select as an L/C Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be an L/C Issuer. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders and the L/C Issuers.

“Lender Reply Period” has the meaning specified in Section 9.10.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to the lesser of (i) ten percent (10%) the aggregate amount of all Revolving Credit Lenders’ Revolving Credit Commitments and (ii) $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Life Sciences Property” means a Property that is used for laboratory space and related offices in connection with the study and development of scientific discoveries.

“Liquidity” means, as of any date of determination, the sum of (i) all Unrestricted Cash and Cash Equivalents held by the Trust, the Company or any Wholly-Owned Subsidiary of the Company as of such date, (ii) the Revolving Availability as of such date and (iii) the aggregate fair market value of all Unrestricted Marketable Securities held by the Trust, the Company or any Wholly-Owned Subsidiary of the Company as of such date.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, each Designated Borrower Request and Assumption Agreement, each Mortgage Modification, each Note Modification, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letter and the Guaranty, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Parties” means, collectively, the Company, each Designated Borrower and each Guarantor.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Maturity Date. For the avoidance of doubt, the Specified Advisor Stock shall not constitute Mandatorily Redeemable Stock for purposes of this Agreement.

“Manufactured Housing Community” means a Property that is used primarily as a community of manufactured or modular housing units.

“Master Agreement” has the meaning specified in the definition of the term “Swap Contract” in this Section 1.01.

“Material Acquisition” mean an acquisition of assets (or series of related acquisitions) or investment (or series of related investments) with a total cost that is more than ten percent (10%) of the Total Asset Value based on the most recent Compliance Certificate submitted prior to such acquisition or investments.

“Material Adverse Effect” means a material adverse effect on (i) the business, property or financial condition of the Consolidated Group (collectively taken as a whole), (ii) the ability of the Company or the Trust to perform its material obligations under the Loan Documents to which it is a party, (iii) the ability of the Loan Parties collectively taken as a whole to perform their material obligations under the Loan Documents, or (iv) the legality, validity or enforceability of any of the material provisions of Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Contracts, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $30,000,000 for any facility evidencing Recourse Indebtedness, and $100,000,000 for any facility evidencing other Indebtedness not constituting Recourse Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Contracts at any time shall be the aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, July 15, 2028, subject to extension in accordance with Section 2.14; and (b) with respect to any Term Facility, the applicable maturity date set forth therefor in the applicable Term Loan Amendment for such Term Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time.

“Minimum Required Liquidity” means the respective amount set out in the table in Section 7.09(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Assignment Financing” has the meaning set forth in Section 2.20(a).

“Mortgage Assignment Notice” has the meaning set forth in Section 2.20(a).

“Mortgage Backed Securities” means direct or indirect participations in, or direct or indirect participations or investments that are collateralized by and payable from, commercial or residential mortgage loans secured by real property, including, without limitation, mortgage loans utilizing a single asset, single borrower (SASB) structure, commercial mortgage backed securities (CMBS) structure, residential mortgage backed securities (RMBS) structure, and real estate collateralized loan obligations (CLOs). Mortgage Backed Securities as used in this Agreement may or may not be issued or guaranteed by the full faith and credit of the U.S. government.

“Mortgage Modification” means an amended and restated mortgage or deed of trust, as applicable, between the Administrative Agent (on behalf of the Lenders) and a Designated Borrower (unless otherwise agreed by the Administrative Agent in its sole discretion) and in form and substance reasonably acceptable to the Administrative Agent and the Company.

“Mortgagee” has the meaning specified in the definition of the term “Financeable Ground Lease” in this Section 1.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multifamily Residential Property” means a Property that is used primarily for multifamily residential apartments, which may include ancillary uses such as retail uses, but excluding Single Family Rental Properties.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Property for any period, (i) revenues therefrom (including, without limitation, expense reimbursement, loss of rent income and lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid) calculated, in each case, in accordance with GAAP but excluding the effects of FASB ASC 805, less (ii) the costs paid for operating and maintaining such Property, including, without limitation, real estate taxes, insurance, repairs and maintenance, but excluding depreciation, amortization, interest expense, tenant improvements, leasing commissions, management fees, and capital expenditures, less (iii) actual property management fees paid to third parties or charged internally at a market rate, less (iv) all rents, common area reimbursements and other income for such Property received (A) from tenants or licensees in default of payment obligations under their lease, or (B) with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar proceeding under any Debtor Relief Law (in each case as a debtor thereunder), calculated, in each case, in accordance with GAAP. Notwithstanding anything to the contrary herein, any one-time, non-recurring charge or expenses paid or payable for any particular quarter shall at the discretion of the Company be allocated to any applicable period not to exceed twelve (12) consecutive months.

“New Lender Joinder Agreement” has the meaning specified in Section 2.15(e).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Materials on the Property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding under any Debtor Relief Law.

“Non-Recourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities so long as no Person other than such Single Asset Entities shall have any liability for such Indebtedness.

“Note” means a Term Note or a Revolving Credit Note, as the context requires.

“Note Modification” means an amended and restated promissory note between the Administrative Agent (on behalf of the Lenders) and a Designated Borrower (unless otherwise agreed by the Administrative Agent in its sole discretion) and in form and substance reasonably acceptable to the Administrative Agent and the Company.

“Notice of Additional L/C Issuer” means a certificate substantially the form of Exhibit J or any other form approved by the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party pursuant to the terms of any Loan Document and (b) the obligation of the Loan

Parties to reimburse any amount in respect of any of the foregoing in clause (a) above that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Office Property” means a Property that is used primarily for general office space, which may include ancillary uses such as retail and restaurant uses.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Core Property” means any Student Housing Property, Single Family Rental Property, Self-Storage Property, or Manufactured Housing Community.

“Other Debt and Equity Investments” means investments in Debt Instruments or preferred or other equity investments (other than First Mortgage Investments, Public REIT Securities and Mortgage Backed Securities), including but not limited to mezzanine loans, second lien loans, preferred equity investments, and B notes.

“Other Investments” means (i) Public REIT Securities, (ii) Mortgage Backed Securities and (iii) Other Debt and Equity Investments.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Loans (or any Type thereof) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan and other than a Multiemployer Plan) that is maintained or is contributed to by the Company and/or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” means:

(a) Liens imposed by Law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 6.03;

(b) Landlords’, laborers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 60 days, (ii) are being contested in good faith and by appropriate proceedings or (iii) for which a bond in the full amount thereof has been posted;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment liens in respect of judgments and attachments that do not constitute an Event of Default;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business or in the applicable Person’s prudent business judgment and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h) customary Liens securing assessments or charges payable to a property owner association or similar entity in the ordinary course of business, which assessments are not yet due or are being contested in good faith;

(i) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such Person;

(j) statutory landlord’s Liens under leases and subleases to which any Loan Party or any Subsidiary of any Loan Party is a party;

(k) assignments of past due receivables for collection purposes only; and

(l) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business or in the applicable Person’s prudent business judgment and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Equity Encumbrances” means:

(a) Liens imposed by Law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 6.03; and

(b) judgment and attachment liens in respect of judgments and attachments that do not constitute an Event of Default.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 10.02(c).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Trust, the Company, or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Trust, the Company, or a Subsidiary (but shall include dividends actually paid to Unconsolidated Affiliates), or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Property” means any real estate (including any leasehold estate created pursuant to a Financeable Ground Lease) or infrastructure asset owned by the Company, any of the Guarantors, any Subsidiary, any Unconsolidated Affiliate, or any other member of the Consolidated Group, and operated or intended to be operated as an investment property.

“Property Investment Value” means, at any time with respect to any Property, the undepreciated book value of such interest determined in accordance with GAAP.

“Property Value” means, as of any date of determination, with respect to any Property owned, or ground leased pursuant to a Financeable Ground Lease, in each case directly or indirectly by the Company, any of the Guarantors, any Subsidiary, any Unconsolidated Affiliate, or any other member of the Consolidated Group and subject to any limitations contained herein on the value of such Property that may be included in determinations of Total Unencumbered Property Pool Value or Total Asset Value, as applicable, (a) for any Property acquired by the Company, another member of the Consolidated Group, or an Unconsolidated Affiliate within the twelve (12) months prior to when such date of determination occurs, the Property Investment Value thereof and (b) for any other Property, the most recent estimated “as is” fair market value for such Property as determined by SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”) or other third party valuation firm engaged by the Company or applicable member of the Consolidated Group, but only if, as of such date, of determination, either (x) the Property was acquired, or (y) a full appraisal report has been performed by SitusAMC or such other third party valuation firm, in either such case of (x) or (y), during the twelve (12) months prior to when such date of determination occurs (such full appraisal report, or cost basis solely if such full appraisal report has not yet been performed, a “Current Appraisal”). For the avoidance of doubt, the estimated “as is” fair market value of any Property may be updated periodically in between the “as of” dates of any Current Appraisal provided by SitusAMC or such other third party valuation firm to reflect changes in market conditions and/or leasing activity since the date of the last Current Appraisal with respect to such Property; provided, however, that if, as of any date of determination, the Company does not have a full appraisal report constituting a Current Appraisal with respect to a certain Property and such Property was acquired prior to the beginning of the calendar year that ended immediately prior to the calendar year in which such date of determination occurs, then the Property Value of such Property as of such date of determination will be the Property Investment Value thereof. A Property acquired by the Company, or any Subsidiary from a joint venture that is an Affiliate of the Company, or any Subsidiary shall be deemed to have been owned from the date acquired from such joint venture. For the avoidance of doubt, in respect of a Property subject to a mortgage pledged to the Administrative Agent in connection with a Mortgage Assignment Financing, the value of such mortgage shall not be deducted in determining the Property Value of such Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public REIT Securities” means common stock, preferred shares or debt securities issued by a publicly traded real estate investment trust.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means any Indebtedness of the Company or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto, but only to the extent of such claim.

“Recurring Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest net of payments or receipts under Swap Contracts (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period, plus (b) the applicable Consolidated Group Pro Rata Share of any interest (without duplication, whether accrued, paid or capitalized) on Indebtedness actually payable by Unconsolidated Affiliates during such period, whether recourse or non-recourse, but excluding, without duplication, amortized financing related expenses and upfront premiums paid in connection with Swap Contracts.

“Register” has the meaning specified in Section 10.06(c).

“Regulation D” means Regulation D, promulgated under the Securities Act of 1933, as amended. “Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Repo Line” means that certain asset repurchase facility governed by (i) a certain Master Repurchase and Securities Contract, dated as of August 22, 2024, by and between, JPMREIT Seller SPV 1 LLC, as seller, and U.S. Bank National Association, as buyer, (ii) a Pledge and Security Agreement, dated as of August 22, 2024, made by J.P. Morgan REIT Operating Partnership, L.P., as pledgor, in favor of U.S. Bank National Association, as buyer, and (iii) a Guaranty, dated as of August 22, 2024, by J.P. Morgan REIT Operating Partnership, L.P., as guarantor, for the benefit of U.S. Bank National Association, as buyer.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, at least two Lenders that are not Affiliates of each other having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition). The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer in making such determination.

“Required Revolving Lenders” means, as of any date of determination, at least two Revolving Credit Lenders that are not Affiliates of each other holding more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Facility; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings of, any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided further that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.

“Required Term Lenders” means, as of any date of determination with respect to any Term Facility, at least two Term Lenders that are not Affiliates of each other holding more than 50% of the sum of the applicable Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

“Rescindable Amount” has the meaning specified in Section 2.12(c).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the Managing Director, Chief Financial Officer &Treasurer or Senior Vice President, Debt Capital Markets of the Trust, or such other Persons proposed by the Trust and reasonably approved by Administrative Agent in writing, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement from the applicable Loan Party for the benefit of the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party and such Responsible Officer shall be deemed to be acting solely in such person’s representative capacity and not in his or her individual capacity. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Company.

“Restricted Payment” means (a) any dividend, distribution or other payment with respect to any Equity Interests in the Trust, the Company or any Subsidiary, except a dividend payable solely in Equity Interests (other than Mandatorily Redeemable Stock), (b) any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of Equity Interests, or any Indebtedness of the Trust, the Company or any Subsidiary contractually subordinated to the Obligations or any guarantee thereof, or (c) any payment made to retire, or to obtain the surrender of, any options, warrants or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding, excluding (i) any dividend, distribution or other payment by a member of the Consolidated Group to another member of the Consolidated Group (including in connection with the issuance of Equity Interests), (ii) any distribution or other payment by an Unconsolidated Affiliate to a member of the Consolidated Group (including promote payments in connection with development joint ventures and regular distributions of cash flow from Unconsolidated Affiliates); and (iii) any distribution or other payment by any Subsidiary or Unconsolidated Affiliate which is a partnership, limited liability company or joint venture and operated in the ordinary course of business.

“Retail Property” means a Property that is used primarily as a retail shopping center, which may include ancillary uses such as office, medical and restaurant uses.

“Revolving Availability” means, as of any date of determination, the lesser of (a) the amount by which the Revolving Credit Facility exceeds the Total Revolving Credit Outstandings and (b) the maximum amount of Indebtedness that the Borrower can incur and remain in pro forma compliance with the financial covenants set forth in Section 7.09, in each case, as of such date.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same currency and, in the case of Term SOFR Loans having the same Interest Period made by each of the Revolving Credit Lenders, as the case may be, pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(c), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. On the Closing Date, the Revolving Credit Facility is $325,000,000.

“Revolving Credit Lender” means (a) at any time prior to the last day of the Availability Period in respect of the Revolving Credit Facility, any Lender that has a Revolving Credit Commitment at such time and (b) at any time thereafter, any Lender that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning identified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Revolving Credit Unused Fee” has the meaning specified in Section 2.09(a).

“S&P” means S&P Global Ratings, a division of S&P Global, and any successor to its rating agency business.

“Sale-Leaseback Master Lease” means a master lease entered into by a buyer of a Property, as lessor, and the seller of such Property, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Property after closing.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured by a contractual Lien on a Property, any ownership interests in any Subsidiary or Unconsolidated Affiliate or any other assets and provided that the obligations under any revolving credit agreement (including the Revolving Credit Facility or any amendment or replacement thereof) shall not constitute Total Secured Indebtedness due to the existence of cash collateral security requirements in connection with customary defaulting lender provisions and/or the requirement to cash collateralize letters of credit or similar Obligations or to the extent constituting a Mortgage Assignment Financing hereunder.

“Self-Storage Property” means a Property that is used for rental of storage units or space.

“Single Asset Entity” means a bankruptcy remote, single purpose entity which is a Subsidiary of Borrower and which is not a Subsidiary Owner or owns any Equity Interests in a Subsidiary Owner, which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

“Single Family Rental Property” means a Property consisting of a single-family rental house or townhouse development or community, whether a built-to-rent or acquired developments or communities, that is owned in its entirety by the Consolidated Group and their Subsidiaries but excluding any single-family rental house that is not located in a development or community owned in its entirety by the Consolidated Group.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Term SOFR Loan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Advisor Stock” means the Class E shares in the Trust and Class E units in the Company issued to the Advisor prior to the date hereof and subject to certain redemption agreements as in effect on the date hereof described in the Trust’s public filings.

“Student Housing Property” means a Property that is used primarily for residential apartments or units for college or university students, which may include ancillary uses such as retail uses.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means:

(a) each Subsidiary Owner that is a Domestic Subsidiary;

(b) each Intermediate Subsidiary Owner;

(c) each other Subsidiary that is required to become a Guarantor pursuant to Section 6.12; and

(d) any other Subsidiary that elects to become a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit F-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary Owner” means the Subsidiary that is the owner of the applicable Unencumbered Property (including the lessee of the applicable Unencumbered Property pursuant to a Financeable Ground Lease, as applicable).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type, in the same currency and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders under the applicable Term Facility pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans with respect to any Term Facility to the Company pursuant to Article II in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01A as amended pursuant to the applicable Term Loan Amendment or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” has the meaning given to such term in Section 2.15(a).

“Term Lender” means, any Lender that has a Term Commitment or holds Term Loans with respect to any Term Facility at such time.

“Term Loan” means an advance made by any Term Lender under the Term Commitments of any applicable Term Facility.

“Term Loan Amendment” has the meaning given to such term in Section 2.15(d).

“Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Term SOFR” means, as of any day of determination, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Loan” mean a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR. All Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Total Asset Value” means, as of the date of calculation, the aggregate, without duplication, of: (i) an amount equal to one hundred percent (100%) of the Property Value of all Properties (other than Land Assets and Assets Under Development) owned by any member of the Consolidated Group; plus (ii) the Consolidated Group Pro Rata Share of the Property Value of all Properties (other than Land Assets and Assets Under Development) owned by Unconsolidated Affiliates; plus (iii) an amount equal to one hundred percent (100%) of the Property Investment Value of each Land Asset and Asset Under Development owned by any member of the Consolidated Group; plus (iv) an amount equal to the Consolidated Group Pro Rata Share of the Property Investment Value of each Land Asset and Asset Under Development owned by an Unconsolidated Affiliate; plus (v) Unrestricted Cash and Cash Equivalents owned directly or indirectly by any member of the Consolidated Group; plus (vi) an amount equal to one hundred percent (100%) of any investments by any Borrower, Guarantor or other member of the Consolidated Group in First Mortgage Investments (based on the current aggregate fair market value thereof as reported in the financial statements of the Consolidated Group) or Other Debt and Equity Investments (based on the current aggregate fair market value thereof as reported in the financial statements of the Consolidated Group); plus (vii) an amount equal to one hundred percent (100%) of any investments any Borrower, Guarantor or other member of the Consolidated Group in Public REIT Securities and Mortgage Backed Securities (in each case based on the current aggregate fair market value thereof as reported in the financial statements of the Consolidated Group); plus (viii) an amount equal to the Consolidated Group Pro Rata Share of investments in First Mortgage Investments and Other Investments owned by an Unconsolidated Affiliate (based on the appropriate values set forth in (vi) and (vii) above); plus (x) the amount of all Eligible Cash 1031 Proceeds.

For purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to any of the asset categories listed in the table below exceeds the percentage of Total Asset Value set forth directly opposite such asset category in the table below, such excess shall be excluded (unless the Required Lenders otherwise agree):

Asset Category	Maximum Percentage of Total Asset Value
1. Aggregate of Land Assets and Assets Under Development	10%
2. Properties subject to Ground Leases	10%
3. Aggregate of First Mortgage Investments, Mortgage Backed Securities, and Other Debt and Equity Investments	20%
4. Aggregate of Office Properties and Life Sciences Properties	10%
5. Aggregate of Public REIT Securities	10%
6. Aggregate of Land Assets, Assets Under Development, Properties subject to Ground Leases, First Mortgage Investments, Mortgage Backed Securities, Other Debt and Equity Investments, Office Properties, and Public REIT Securities	30%

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Total Outstandings of such Lender at such time.

“Total Indebtedness” means, as of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis; plus (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Unconsolidated Affiliate (other than Indebtedness of such Unconsolidated Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Unconsolidated Affiliate which is also Recourse Indebtedness of a member of the Consolidated Group.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations.

“Total Secured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness which is Secured Indebtedness.

“Total Secured Recourse Indebtedness” means, as of any date of determination, the portion of Total Secured Indebtedness that is Recourse Indebtedness.

“Total Unencumbered Property Pool Value” means, as of any date of calculation, the aggregate, without duplication, of the Property Values of all Unencumbered Properties; provided that for purposes of calculating the Property Value for any Unencumbered Property that is owned by a Subsidiary that is not wholly owned directly or indirectly by the Company, only the pro rata share of the Property Value for such Unencumbered Property (corresponding to the pro rata share of such Subsidiary that is owned by the Company) shall be counted. For purposes of determining Total Unencumbered Property Pool Value (unless the Required Lenders otherwise agree): (i) to the extent the amount of Total Unencumbered Property Pool Value attributable to Unencumbered Properties that are subject to a Financeable Ground Lease would exceed ten percent (10%) of Total Unencumbered Property Pool Value, such excess will be excluded; (ii) to the extent the amount of Total Unencumbered Property Pool Value attributable to Unencumbered Properties that are Office Properties or Life Sciences Properties, in the aggregate, would exceed ten percent (10%) of Total Unencumbered Property Pool Value, such excess will be excluded; (iii) to the extent that, at any time from an after July 15, 2026, the amount of Total Unencumbered Property Pool Value attributable to Unencumbered Properties that are owned by Subsidiaries that are at least 85% but less than 100% owned (directly or indirectly) by the Company would exceed twenty percent (20%) of Total Unencumbered Property Pool Value, such excess will be excluded; (iv) to the extent that, at any time from an after July 15, 2026, the amount of Total Unencumbered Property Pool Value attributable to any single Unencumbered Property would exceed thirty percent (30%) of Total Unencumbered Property Pool Value, such excess will be excluded; and (v) to the extent that, at any time from an after July 15, 2026, the amount of Total Unencumbered Property Pool Value attributable to Unencumbered Properties located in any single metropolitan statistical area would exceed thirty percent (30%) of Total Unencumbered Property Pool Value, such excess will be excluded.

“Total Unsecured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness that is Unsecured Indebtedness; provided that (i) for purposes of calculating Total Unsecured Indebtedness that is owed by a Subsidiary that is not wholly owned directly or indirectly by the Company, only the pro rata share of such Total Unsecured Indebtedness (corresponding to the pro rata share of such Subsidiary that is owned by the Company) shall be counted for purposes of calculating Total Unsecured Indebtedness and (ii) for purposes of calculating Total Unsecured Indebtedness that is owed by Unconsolidated Affiliates of the Company, only the Consolidated Group Pro Rata Share of such Total Unsecured Indebtedness shall be counted for purposes of calculating Total Unsecured Indebtedness. For the avoidance of doubt, the Obligations under the Loan Documents and currently payable obligations under Swap Contracts shall be included in Total Unsecured Indebtedness, and completion and similar guarantees shall not be included in Total Unsecured Indebtedness.

“Truck Terminal Property” means a Property used primarily as a transshipment facility where goods are unloaded from an incoming vehicle and quickly reloaded onto an outgoing vehicle, without significant storage time in between.

“Trust” means J.P. Morgan Real Estate Income Trust, Inc., a Maryland corporation, the general partner of the Company.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Unencumbered Asset Pool Leverage Ratio” means, as of any date of determination, Total Unsecured Indebtedness to Total Unencumbered Property Pool Value.

“Unencumbered Property” means a Property (other than infrastructure assets) that is designated by the Company as an Unencumbered Property in accordance with Section 2.18, has not been removed or excluded in accordance with Section 2.18, and: (i) is a completed Property of an Acceptable Type; (ii) is located in a state within the United States (or the District of Columbia), (iii) is 100% owned in fee simple (or is ground leased pursuant to a Financeable Ground Lease) by the Company, a Wholly-Owned Subsidiary, or subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, a Subsidiary that is at least 85% owned directly or indirectly by the Company, so long as any such Subsidiary Owner (whether or not wholly-owned) is a Guarantor (to the extent required by Section 6.12); (iv) is not subject to any Liens or encumbrances other than Permitted Encumbrances and, if such Property is owned by a Subsidiary Owner, the direct or indirect Equity Interests held by the Company in the applicable Subsidiary Owner are not subject to any Liens or encumbrances other than Permitted Equity Encumbrances; (v) neither such Property nor, if such Property is owned by a Subsidiary Owner, the direct or indirect Equity Interests held by the Company in such Subsidiary Owner, is subject to any Negative Pledge (other than as permitted in Section 7.10); (vi) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of the Company or any applicable Subsidiary Owner) which entitles any Person to the benefit of any Lien on such Property or the Equity Interests in any applicable Subsidiary Owner, or would entitle any Person to the benefit of any Lien on such Property or such Equity Interest upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause) other than any agreement entered into in connection with the financing of such Property and the pledge of such Property as security for any financing pending the closing of such financing, provided that such Property shall cease to be an Unencumbered Property upon the closing of such financing; (vii) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of the Company or any applicable Subsidiary Owner) which prohibits or limits the ability of the Company or any applicable Subsidiary Owner, as the case may be, to make pro rata Restricted Payments to the Company or any applicable Subsidiary Owner of income arising out of such Property or prevents such Subsidiary Owner from transferring such Property (other than (x) any restriction with respect to a Property imposed pursuant to an agreement entered into for the sale or disposition of such Property pending the closing of such sale or disposition or in connection with a 1031 exchange, and (y) any restriction with respect to a Subsidiary Owner that owns such Property imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary Owner pending the closing of such sale or disposition); (viii) regardless of whether such Property is owned by the

Company or a Subsidiary Owner, the Company has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person (or, if the consent of any Person is required, such consent has been obtained): (x) to create Liens on such Property as security for Indebtedness of the Company or such Subsidiary, as applicable, and (y) to sell, transfer or otherwise dispose of such Property; and (ix) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters that, individually or collectively, are not material to the profitable operation of such Property. No Property owned by a Subsidiary Owner shall be deemed to be an Unencumbered Property unless (1) both such Property and all Equity Interests of such Subsidiary Owner held directly or indirectly by the Company are not subject to any Lien, except as otherwise expressly permitted herein, (2) each intervening entity between the entity immediately below the Company and such Subsidiary Owner is not a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness for borrowed money or, if such entity is a borrower or guarantor of, or otherwise is obligated in respect of, any Indebtedness, such Indebtedness is unsecured and such intervening entity is a Guarantor, and (3) neither such Subsidiary Owner nor any intervening entity between the entity immediately below the Company and such Subsidiary Owner is subject to insolvency proceedings, unable to pay debts or subject to any writ or warrant of attachment. For the avoidance of doubt, no Property that is subject to Mortgage Assignment Financing shall be an Unencumbered Property unless the Required Lenders otherwise agree. Notwithstanding anything to the foregoing, the Property known as Shops at Grand located at 74-25 Grand Avenue, Queens, New York shall be included as an Unencumbered Property if it meets all of the requirements as set forth in this definition for an Unencumbered Property other than clauses (iii) (with respect to the Subsidiary Owner of such Property becoming a Guarantor) and (viii) of this definition so long as (x) on the date when such Property is initially added as an Unencumbered Property, Shops at Grand Investor LLC shall become a Guarantor hereunder and (y) at all times, the Company, directly or indirectly through a Subsidiary, shall have the same rights related to “Acquisition Unilateral Major Decisions” in respect of such Property and rights to sell such Property as set forth in that certain Limited Liability Company Agreement of Shops at Grand Venture, LLC dated as of May 15, 2024.

“Unencumbered Property NOI” means, with respect to any Unencumbered Property for any period, the Net Operating Income for such Unencumbered Property for such period. For purposes of calculating Unencumbered Property NOI for any other Unencumbered Property that is owned by a Subsidiary that is not wholly owned directly or indirectly by the Company, only the pro rata share of Unencumbered Property NOI (corresponding to the pro rata share of such Subsidiary that is owned by the Company) shall be counted.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged for the benefit of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group (other than any such cash or Cash Equivalents pledged in respect of the Obligations), to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Unrestricted Marketable Securities” means, all Public REIT Securities and publicly traded Mortgage Backed Securities which are not pledged for the benefit of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group (other than any such Public REIT Securities and publicly traded Mortgage Backed Securities pledged in respect of the Obligations), to be valued for purposes of this Agreement at 100% of its then-current fair market value.

“Unsecured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is not Secured Indebtedness.

“Unsecured Interest Coverage Ratio” means (i) Consolidated Group Pro Rata Share of Unencumbered Property NOI for all Unencumbered Properties, divided by (ii) Unsecured Interest Expense, in each case for the most recent quarter annualized.

“Unsecured Interest Expense” means, for any period without duplication, the Consolidated Group Pro Rata Share of the amount of interest net of payments or receipts under Swap Contracts (without duplication, whether accrued, paid or capitalized) on Total Unsecured Indebtedness, but excluding, without duplication, amortized financing related expenses and upfront premiums paid in connection with Swap Contracts.

“Unused Fee Rate” means, with respect to the Revolving Credit Facility (a) a percentage per annum equal to twenty-five basis points (0.25%) if the weighted average Total Revolving Credit Outstandings during the applicable quarter based on the daily Total Revolving Credit Outstandings during such quarter are less than fifty percent (50%) of the Revolving Credit Facility and (b) a percentage per annum equal to fifteen basis points (0.15%) if the weighted average Total Revolving Credit Outstandings during the applicable quarter based on the daily Total Revolving Credit Outstandings during such quarter are equal to or greater than fifty percent (50.0%) of the Revolving Credit Facility.

“U.S. Borrower” means any Borrower that is organized under the laws of any state within the United States or the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“Wholly-Owned Subsidiary” means, as to the Company, any Subsidiary of such Person that is directly or indirectly owned 100% by such Person.

“Withholding Agent” means the Borrowers and the Administrative Agent

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the word “owned” when used with respect to a Property, shall include ownership of a leasehold estate pursuant to a Financeable Ground Lease.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division Successor shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 805, FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Furthermore, the Specified Advisor Stock and the performance participation interests shall not be treated as Indebtedness and any distributions and mark-to-market adjustments with respect thereto will not constitute Preferred Dividends for the purposes of the computation of the financial covenants hereunder.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the reasonable approval of the Required Lenders if such change would have a material effect on the computation of any financial ratio or requirement); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made immediately before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Trust, the Company and its Subsidiaries or to the determination of any amount for the Trust, the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Trust or the Company, as applicable, is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrowers. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) [Reserved].

(b) [Reserved].

(c) The Revolving Credit Borrowings.

(i) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving loans (each such loan, a “Revolving Credit Loan”) in Dollars to the Company (or any other U.S. Borrower as specified by the Company) from time to time, on any Business Day during the Availability Period in respect of the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that, after giving effect to any Revolving Credit Borrowing of Revolving Credit Loans, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of all Revolving Credit Loans, plus the Outstanding Amount of all L/C Obligations shall not exceed the aggregate amount of the Revolving Credit Commitments of all Lenders, and (iii) the Revolving Credit Exposure of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.

(ii) General. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to another, and each continuation of a Term SOFR Loan shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Loans other than Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof provided that the amount of a Base Rate Loan may be in an amount equal to the entire unpaid balance of the Commitments or the amount that is required to finance the reimbursement of an L/C Borrowing. Each Committed Loan Notice shall specify (i) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if applicable, the Designated Borrower. If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Term SOFR Loans having an Interest Period of one (1) month. Any such automatic conversion to Term SOFR Loans with an Interest Period of one (1) month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term SOFR Loans with an Interest Period of one (1) month described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction in all material respects of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received promptly available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Truist Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company or such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted, only on the last day of an Interest Period for such Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) After giving effect to (i) all Borrowings, all conversions of Loans from one Type to another, and all continuations of Loans as the same Type, and (ii) all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to another, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to the Term Facilities and the Revolving Credit Facility.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

(g) With respect to any of SOFR, Term SOFR, or any Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Company may request any L/C Issuer, in reliance on the agreements of the Revolving Credit Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, and such L/C Issuer agrees to issue, subject to the terms and conditions set forth herein, Letters of Credit denominated in Dollars for the Company’s own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), subject to the next sentence of this Section 2.03(b), the Company shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 1:00p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.03), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Company also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Company to, or entered into by the Company with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Company so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Company and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then- current expiration date), or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non- Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment; provided that, subject to the limitations set forth in this Section 2.03(c), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of such L/C Issuer’s L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Revolving Credit Commitment, and (iv) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility.

(i) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.

(e) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Revolving Credit Lenders, such L/C Issuer hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(ii) In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent in Dollars, for account of the applicable L/C Issuer, such Revolving Credit Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Credit Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such L/C Issuer, then to such Revolving Credit Lenders and such L/C Issuer as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement.

Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Credit Lender’s Revolving Credit Commitment is amended pursuant to the operation of Section 2.14 or 2.15, as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than such fees and any interest in excess of the interest rate otherwise applicable to such borrowing) shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e)(iii) shall be conclusive absent demonstrable error.

(f) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 1:00 p.m. on (i) the Business Day that the Company receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Revolving Credit Loans that are Base Rate Loans in the amount of such L/C Disbursement and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof (the “Unreimbursed Amount”) and such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. The Borrowers’ obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer (other than the defense that all amounts required to reimburse the L/C Issuer have already been paid) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice any Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by any Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non- documentary condition in such Letter of Credit;

(iii) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following the Company’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(h) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against any Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Benefits and Immunities. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 12.5 basis points, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such reasonable and customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Company in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such L/C Issuer and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(m) Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrowers fail to reimburse such L/C Disbursement when due pursuant to paragraph (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this paragraph (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(n) Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(k). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph (o), the Borrowers shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Cash Collateral Account”) an amount in cash equal to 100% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or paragraph (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said paragraph (d), the Borrowers shall immediately deposit into the Cash Collateral Account an amount in cash equal to 100% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66- 2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(p) Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Company, the Administrative Agent and the applicable L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.

(q) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of a Borrower. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(r) L/C Issuer Reporting Requirements. Each L/C Issuer shall, no later than the fifth (5th) Business Day following the last day of each month, provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrowers to such L/C Issuer during such month pursuant to Section 2.03(k). Promptly after the receipt of such schedule from each L/C Issuer, Administrative Agent shall provide to the Lenders and the Company a summary of such schedules.

(s) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 [Intentionally Omitted].

2.05 Prepayments.

(a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) 11:00 a.m. on the date of prepayment of Term SOFR Loans, and (B) 1:00 p.m. on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, currency and amount of such prepayment and the Type(s) of Loans, and the Facility to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan, any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, then the Borrowers shall immediately prepay the Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit. Any such reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) [Reserved].

(c) Application of Commitment Reductions, Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any such notice of termination or reduction of the Letter of Credit Sublimit, or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of a Facility, the Commitment of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage in respect of the relevant Facility of such reduction amount. All fees in respect of any Facility accrued until the effective date of any termination of such Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans. The Company shall repay to the applicable Term Lenders on the Maturity Date with respect to any Term Facility the aggregate principal amount of all Term Loans of such Term Facility outstanding on such date.

(b) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date with respect to the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a) Revolving Credit Unused Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender holding Revolving Credit Commitments (in accordance with such Revolving Credit Lender’s Applicable Percentage) an unused fee in Dollars (the “Revolving Credit Unused Fee”) equal to the Unused Fee Rate with respect to the Revolving Credit Facility times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans as of such date and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The Revolving Credit Unused Fee shall accrue at all times from the Closing Date until the last day of the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable, until such fee terminates as set forth above, quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on last day of the Availability Period. The Revolving Credit Unused Fee shall be calculated quarterly in arrears, in accordance with the definition of Unused Fee Rate, and if there is any change in the Unused Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Fee Rate separately for each period during such quarter that such Unused Fee Rate was in effect.

(b) Other Fees.

(i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence thereof.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(j), 2.03(k) or 2.08(b) or under Article VIII. Each Borrower’s obligations under this paragraph (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for a period of 180 days.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of demonstrable error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. All payments received by the Administrative Agent after 2:00 p.m., shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to the applicable Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (but not in excess of the interest rate otherwise applicable to such borrowing) shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Extension of Maturity Date in Respect of the Revolving Credit Facility.

(a) Requests for Extension. The Company may, up to two times with respect to the Revolving Credit Facility, by notice to the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) not earlier than one hundred and twenty (120) days and not later than thirty (30) days prior to the Maturity Date in respect of the Revolving Credit Facility then in effect hereunder (the “Existing Maturity Date”), request that the Existing Maturity Date be extended for an additional twelve month period from the Existing Maturity Date.

(b) Conditions to Effectiveness of Extensions. As a condition precedent to each such extension, the Borrowers shall pay to Administrative Agent for the pro rata benefit of the Revolving Credit Lenders with respect to the Revolving Credit Facility, an extension fee equal to (A) 0.15% (15 basis points) multiplied by (B) the Revolving Credit Commitments of all Revolving Credit Lenders at the time of extension and deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date signed by a Responsible Officer of such Loan Party (i) approving or consenting to such extension (and attaching resolutions adopted by such Loan Party approving or consenting to such extension to the extent required under such Loan Party’s Organization Documents) and (ii) in the case of the Company, certifying that, immediately before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, in the case of the representations and warranties in Section 5.20 or any representation and warranty that is qualified by materiality, in all respects) on and as of the Existing

Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they were true and correct in all material respects (or, in the case of Sections 5.14(b) and 5.20 or any representation and warranty that is qualified by materiality, in all respects) as of such earlier date or the respective period, as the case may be, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (B) the Borrowers are in compliance with all of the financial covenants set forth in Section 7.09, and (C) no Event of Default exists.

2.15 Increase in Total Credit Exposure.

(a) Request for Increase. Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, from time to time, request an increase in the Total Credit Exposure of all Lenders (which increase may take the form of the Revolving Credit Facility, or one or more additional term loan tranches (each, a “Term Facility”)) by an amount (for all such requests) not exceeding $675,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000, or such other amount as may be agreed upon by Company and Administrative Agent; provided, further, that, after giving effect to such increase, the Total Credit Exposure of all Lenders shall not exceed $1,000,000,000 less the amount of any prepayments of the Outstanding Amount of any Term Facilities. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders) as to whether it intends to seek approval for increasing its Total Credit Exposure.

(b) Lender Elections to Increase. Each Lender may decline or elect to participate in such requested increase in the Total Credit Exposure of all Lenders in its sole discretion, and each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Total Credit Exposure and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Total Credit Exposure.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and, in the case of an increase in the Revolving Credit Facility, each L/C Issuer, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d) Additional Term Facilities. Any Term Facility may, if determined necessary by the Administrative Agent and the Lenders providing such Term Commitments, in their reasonable discretion, be effected pursuant to one or more amendments (each, a “Term Loan Amendment”) executed and delivered by the Borrowers, the applicable Term Lenders providing such Term Facility, and the Administrative Agent. All Term Loans for any Term Facility shall (A) mature on the Maturity Date with respect thereto as set forth in the applicable Term Loan Amendment, but shall mature no earlier than the earliest Maturity Date for any Term Facility, (B) bear interest at such rates as are agreed upon by the Borrower and the Term Lenders providing such Term Facility, (C) not require scheduled amortization prior to the earliest Maturity Date for any outstanding Term Facility but may permit voluntary prepayment (subject to sub-clause (D) hereof), and (D) not rank higher than pari passu in right of payment and with respect to security with all Revolving Credit Loans and any other existing Term Loans or have different borrower or guarantors as the Borrowers and Guarantors with respect to all other Obligations. Each Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are consistent with this Section 2.15 and may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15 with respect thereto. On any Increase Effective Date on which any Term Facilities are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Term Lender shall make a Term Loan to the Borrowers in an amount equal to its Term Commitment as of such date, and (ii) each Term Lender shall become a Lender hereunder with respect to the Term Commitment and the Term Loans made pursuant thereto.

(e) Effective Date and Allocations. If the Total Credit Exposure of any Lenders is increased in accordance with this Section 2.15, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(f) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase to the extent required under such Loan Party’s Organization Documents, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, in the case of the representations and warranties in Section 5.20 or any representation and warranty that is qualified by materiality, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they were true and correct in all material respects (or, in the case of Sections 5.14(b) and 5.20 or any representation and warranty that is qualified by materiality, in all respects) as of such earlier date or for the respective period, as applicable, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Event of Default exists or would result therefrom, (ii) (x) upon the reasonable request of any Lender participating in such increase made at least ten (10) days prior to the Increase Effective Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Increase Effective Date and (y) at least five (5) days prior to the Increase Effective Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Company shall have delivered, to each Lender participating in such increase that so requests, a Beneficial Ownership Certification in relation to such Loan Party and (iii) to the extent that the increase of the Commitments shall take the form of a new term loan tranche, this Agreement shall be amended, in form and substance satisfactory to the Administrative Agent and the Company. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Total Credit Exposure of any Lender under this Section 2.15, and each Loan Party shall execute and deliver such documents or instruments as the Administrative Agent may require to evidence such increase in the Total Credit Exposure of any Lender and to ratify each such Loan Party’s continuing obligations hereunder and under the other Loan Documents, and shall pay such fees as may be due pursuant to the terms of the Fee Letters.

(g) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

2.16 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Company shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a) (iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.16(a) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Truist Bank. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Company or the Borrowers (including any interest thereon) shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and, if no Event of Default is continuing, the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non- Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Credit Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18 Addition and Removal of Unencumbered Properties.

(a) Addition of Unencumbered Properties. The Company may at any time and from time to time designate additional Unencumbered Properties meeting the definition of Unencumbered Properties by providing (x) an updated Schedule 5.19 adjusted to give effect to the addition of each such Property as an Unencumbered Property and (y) the appropriate Subsidiary Guarantees, at which time such additional Unencumbered Properties shall be included for purposes of determining the Company’s compliance with the financial covenants under Sections 7.09 and the amount that may be borrowed hereunder.

(b) Approval of Unencumbered Properties. Any Property that does not satisfy the eligibility conditions to be an Unencumbered Property may only be added as an Unencumbered Property if the Company submits a request to Administrative Agent and such request is approved by Administrative Agent and the Required Lenders. Administrative Agent shall promptly notify the Lenders of any Property that requires the consent of the Required Lenders. Within ten (10) Business Days after Administrative Agent’s request for approval, each Lender shall notify Administrative Agent in writing whether or not such Lender accepts such Property as an Unencumbered Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved such Property as an Unencumbered Property.

(c) Voluntary Removal of Unencumbered Properties. The Company may at any time and from time to time remove Unencumbered Properties by providing an updated Schedule 5.19 adjusted to give effect to the removal of such Property as an Unencumbered Property; provided that in connection therewith, so long as. following removal of such Unencumbered Property, the Company shall continue to comply with Sections 7.09 and there is no Event of Default at such time, such Property shall no longer constitute an Unencumbered Property for purposes hereof.

(d) Ineligibility of Properties. Upon any Unencumbered Property ceasing to satisfy the eligibility conditions in the definition of Unencumbered Property, such Property shall no longer be included in the calculation of covenants in Section 7.09 as an Unencumbered Property. Within ten (10) Business Days after any such disqualification, the Company shall deliver to Administrative Agent notice of such disqualification together with a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in Section 7.09.

(e) Casualty. In the event that all or any material portion of any Unencumbered Property shall be materially damaged or taken by condemnation, then such Property shall no longer be included in the calculation of the covenants in Section 7.09 as an Unencumbered Property unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and Administrative Agent shall receive evidence satisfactory to Administrative Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Administrative Agent shall receive evidence satisfactory to Administrative Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. Notwithstanding anything to the contrary herein, in the event the removal of such Property in the calculation of the covenants in Section 7.09 as an Unencumbered Property pursuant to this Section 2.18(e) would result in a breach of any of the covenants in such Section, such breach should not constitute a Default or Event of Default so long as the Company cures such breach within twenty (20) Business Days of the removal of such Property.

2.19 Designated Borrowers.

(a) Designated Borrowers. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), request to designate any wholly owned Domestic Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans and/or one or more Term Loans (including one or more additional term loan tranches provided pursuant to Section 2.15) by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Designated Borrower Request and Assumption Agreement. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent and the Lenders that are to provide Commitments and/or Loans in favor of an Applicant Borrower must each agree, in its and their reasonable discretion, to such Applicant Borrower becoming a Designated Borrower, (ii) the Administrative Agent and such Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Lender so requires, and (iii) upon the reasonable request of any Lender, the Applicant Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Applicant Borrower (the requirements in clauses (i), (ii) and (iii) hereof, the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a Designated Borrower Notice to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b) Obligations. Except as specifically provided herein, the Obligations of the Company and each of the Borrowers shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent, any L/C Issuer or any Lender accounts for such Credit Extensions on its books and records.

(c) Appointment. Each Subsidiary of the Company that is or becomes a Designated Borrower pursuant to this Section 2.19 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Designated Borrower as the Company deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Designated Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

(d) Termination of Designated Borrower Status. The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans that were advanced to such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans advanced to it, as of the effective date of such termination. Such Designated Borrower shall also be released from its obligations under the Guaranty and the other Loan Documents, provided that such Designated Borrower (or if such Designated Borrower is not a Domestic Subsidiary, the most immediate parents of such Subsidiary that are Domestic Subsidiaries of the Company (if any)) is not, or substantially contemporaneously with the termination of such Designated Borrower’s status as such would not be, required to be a Subsidiary Guarantor under this Agreement. The Administrative Agent will (at the sole cost of the Borrowers), and each of the Lenders and the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Company or such terminated Designated Borrower may reasonably request to evidence the release of such Designated Borrower from its obligations hereunder, including under the Guaranty, and under the other Loan Documents, which documents shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.20 Mortgages.

(a) General. In the event that the Company desires for the Administrative Agent (on behalf of the Lenders) to accept an assignment of existing mortgage debt encumbering all or any portion of any Property to be acquired or that is owned by any Wholly-Owned Subsidiary as security for Loans (a “Mortgage Assignment Financing”), then the Company shall provide the Administrative Agent with written notice thereof (a “Mortgage Assignment Notice”) at least fifteen (15) days, but in no event greater than ninety (90) days, prior to the consummation of such proposed assignment, which Mortgage Assignment Notice shall contain the following information:

(i) the name of the mortgagee holding such existing mortgage debt and the outstanding principal amount of such existing mortgage debt to be assigned to the Administrative Agent (on behalf of the Lenders);

(ii) the principal amount of the Loans to be made in connection with the Mortgage Assignment Financing, which amount shall be no less than the outstanding principal amount of the existing mortgage debt to be assigned to the Administrative Agent (on behalf of the Lenders);

(iii) a recorded copy of each mortgage or deed of trust, as the case may be, securing the existing mortgage debt at the time the Mortgage Assignment Notice is delivered to the Administrative Agent, together with the recording information for each such mortgage or deed of trust if not clearly indicated on such mortgage or deed of trust;

(iv) a copy of each promissory note secured by each such mortgage or deed of trust;

(v) the name, jurisdiction of organization and federal tax identification number, if any (together with a completed IRS Form W-9) of the Borrower to whom the Loans will be made; and

(vi) the anticipated closing date for such Mortgage Assignment Financing.

Any Mortgage Assignment Notice may be revoked by the Company at any time prior to the consummation of the Mortgage Assignment Financing contemplated by such Mortgage Assignment Notice; provided that in the case of any such revocation, Borrower shall pay all amounts required to be paid under Section 3.05 resulting from such revocation.

(b) Preparation of Mortgage and Note Modifications and Joinder Agreements. Following the Administrative Agent’s receipt of a Mortgage Assignment Notice, the Administrative Agent shall (at the sole cost and expense of the Borrower) prepare a Mortgage Modification, any financing statements required under the Uniform Commercial Code to perfect the security interests created by the Mortgage Modification, a Note Modification and, if applicable, a Designated Borrower Request and Assumption Agreement (if applicable). Provided the conditions precedent set forth in Section 2.20(c) have been satisfied, the Administrative Agent shall deliver its executed counterparts to the Mortgage Modification to the Company, or as directed by the Company. Neither the Administrative Agent nor any Lender shall have any obligation to arrange for the recording of any Mortgage Modification or accompanying Uniform Commercial Code financing statement; provided, however, the Administrative Agent may elect to handle the filing of any such financing statement.

(c) Conditions Precedent to Mortgage Assignment Financing. The obligations of the Lenders to make Loans in connection with a Mortgage Assignment Financing on the terms set forth herein, and the obligation of the Administrative Agent to enter into a Mortgage Modification, a Note Modification and a Designated Borrower Request and Assumption Agreement on behalf of the Lenders, are conditioned on the satisfaction or waiver of the following:

(i) all conditions precedent set forth in Section 4.02 with respect to the Loans to be made in connection with such Mortgage Assignment Financing shall have been satisfied;

(ii) any Applicant Borrower desiring to receive such Loans shall have complied with the requirements of Section 2.19 to become a Designated Borrower;

(iii) the Administrative Agent shall have received signed counterparts to such Mortgage Modification and such Note Modification from the mortgagor and payor, respectively, thereunder;

(iv) the Administrative Agent shall have received an assignment of the mortgage or deed of trust that will be amended and restated by such Mortgage Modification (an “Existing Mortgage”), which assignment shall be in form and substance reasonably satisfactory to the Administrative Agent and executed by the holder (or an authorized agent acting on behalf of such holder) of the indebtedness secured by the applicable Existing Mortgage;

(v) the Administrative Agent shall have received the original of the promissory note that is secured by the Existing Mortgage and an original of an allonge thereto, in form and substance reasonably satisfactory to the Administrative Agent, executed by the holder (or an authorized agent acting on behalf of such holder) of such promissory note and endorsing such promissory note to the Administrative Agent (on behalf of the Lenders);

(vi) the Administrative Agent shall have received the original (or a copy if the original is not available) of the applicable Existing Mortgage, showing all recording information thereon;

(vii) the Administrative Agent shall have received a “Phase I” environmental site assessment (in form and substance reasonably acceptable to the Administrative Agent) for the Property encumbered by such Mortgage Modification, prepared by a qualified firm reasonably acceptable to the Administrative Agent, either addressed to the Administrative Agent or in respect of which the Administrative Agent has received a reliance letter in form and substance reasonably acceptable to the Administrative Agent, and dated not more than ninety (90) days (or such longer period as is reasonably acceptable to the Administrative Agent) prior to the effective date of such Mortgage Modification;

(viii) the Administrative Agent shall have received a report on the status of title to the Property encumbered by such Mortgage Modification, which may be in the form of a copy of a pro forma ALTA Owner Policy of Title Insurance covering such Property showing the identity of the fee titleholder thereto and all matters of record, the substance of which shall be reasonably acceptable to the Administrative Agent;

(ix) the Administrative Agent shall have received certificates of insurance, in form and substance satisfactory to the Administrative Agent, naming the Administrative Agent as an additional insured on all policies of insurance that are required to be maintained pursuant to Section 6.06 and, if the flood certificate referred to in Section 2.20(c)(x) reveals that the Property encumbered by such Mortgage Modification is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, then a certificate of insurance, in form and substance satisfactory to each Lender, naming the Administrative Agent as an additional insured on a flood insurance policy for such Property, which flood insurance policy must be compliant with regulations applicable to the Lenders;

(x) the Administrative Agent shall have obtained a flood certificate acceptable to the Administrative Agent in respect of the Property encumbered by such Mortgage Modification;

(xi) the Administrative Agent and each Lender shall have received such information as the Administrative Agent and such Lender shall require to satisfy its obligations under the Patriot Act and other federal regulations with respect to identifying the Designated Borrower and each other party (other than the Administrative Agent or a Lender) to such Mortgage Modification and such Note Modification;

(xii) the Administrative Agent shall be satisfied that the indebtedness secured by the applicable Existing Mortgage and to be secured by such Mortgage Modification is bona fide debt;

(xiii) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Designated Borrower party to such Mortgage Modification, such Note Modification and such Designated Borrower Request and Assumption Agreement, the authorization of the execution and delivery of such Mortgage Modification, such Note Modification and such Designated Borrower Request and Assumption Agreement and any other legal matters relating to such Designated Borrower or the execution and delivery of such Mortgage Modification, such Note Modification and such Designated Borrower Request and Assumption Agreement;

(xiv) the Administrative Agent shall have received a written Appraisal of the applicable Property (solely to the extent one is received in connection with the acquisition of such applicable Property; provided, however, the Administrative Agent reserves the right, in its reasonable discretion, to order an Appraisal at the Borrowers’ reasonable cost and expense in the event an Appraisal was not received in connection with the acquisition of such applicable Property) dated no more than ninety (90) days (or such greater number of days as may be agreed to by Administrative Agent) prior to the effective date of such Mortgage Modification, Note Modification and Designated Borrower Request and Assumption Agreement;

(xv) the Administrative Agent shall have received copies of an ALTA survey (or other survey) of the applicable Property (solely to the extent one is in the possession of the applicable Designated Borrower or otherwise received by such Designated Borrower in connection with the acquisition of such applicable Property) in form and substance reasonably acceptable to Administrative Agent;

(xvi) the Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or special New York counsel to Truist Bank may reasonably request; and

(xvii) the Borrowers shall have paid all of the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) and Administrative Agent’s internal appraisal review fees, in each case, incurred in connection with the making of such Loans and the entering into such Mortgage Modification, such Note Modification and such Designated Borrower Request and Assumption Agreement.

(d) Designated Borrowers.

(i) On the effective date of each Mortgage Modification, unless otherwise agreed by the Administrative Agent in its reasonable discretion, the mortgagor under the Mortgage Modification shall be added to this Agreement as a Designated Borrower in accordance with a Designated Borrower Request and Assumption Agreement and Section 2.19. All Loans made to a Designated Borrower shall be aggregated with those Loans made to the other Borrowers in determining compliance with applicable limits on Borrowings under Section 2.01.

(ii) At any time after the date hereof, a Designated Borrower may be removed as a Designated Borrower under this Agreement in accordance with Section 2.19(d). Upon compliance with the foregoing, such Designated Borrower shall be released from its obligations under this Agreement and the Mortgage Modification and the Note Modification to which such Designated Borrower is a party shall be assigned in accordance with Section 2.20(e) or, if requested by the Company (and at such Designated Borrower’s sole cost and expense), the Mortgage Modification (and any accompanying Uniform Commercial Code financing statements) shall be released and the Note Modification shall be returned to the Company.

(e) Assignment of Mortgages and Notes; Release of Mortgage Modification.

(i) Upon the written request of the Company to assign the indebtedness of a Designated Borrower evidenced and secured by a Note Modification and a Mortgage Modification, and at such Designated Borrower’s sole cost and expense, the Administrative Agent shall assign such indebtedness and the corresponding Mortgage Modification and Note Modification to any Person requested by the Company (any such assignment to be without recourse or warranty whatsoever, except for a representation with respect to the Administrative Agent’s ownership of such Mortgage Modification and such Note Modification and the outstanding principal balance thereof, and the documents effecting such assignment shall be in form and substance reasonably acceptable to the Administrative Agent) for consideration equal to the outstanding principal balance of the Loans evidenced by such Note Modification, plus accrued interest thereon in accordance with this Agreement and any other sums owing to the Administrative Agent and the Lenders hereunder a result of the repayment of such Loans.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may in its sole discretion, and shall at the direction of the Required Lenders, at the applicable Borrower’s sole cost and expense, release any Mortgage Modification so long as the Administrative Agent shall have given the Company written notice at least ten (10) days’ prior to any such release; provided, however, the Administrative Agent shall not be required to give any such prior notice to the Company if the Administrative Agent, in its sole discretion, has determined that delay of such release could cause a loss to the Administrative Agent, any L/C Issuer, or any Lender.

(f) Indemnification. Neither the Administrative Agent nor any Lender shall be responsible for any losses, costs or documented expenses incurred by any Loan Party or any Subsidiary or Affiliate thereof in connection with the loss of any mortgage recording tax credits pertaining to any Existing Mortgage or any Mortgage Modification. Without limiting any of any Loan Party’s indemnification obligations under this Agreement or any other Loan Document, the Borrowers shall indemnify, defend and hold harmless each Indemnitee from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by such Indemnitee in connection with, arising out of, or by reason of, or in any way related directly or indirectly to any Mortgage Assignment Financing or the Administrative Agent’s and the Lenders’ acceptance of a Mortgage Modification or the exercise of rights or remedies by any prior holder of any Existing Mortgage (whether such rights or remedies are exercised under such Existing Mortgage or any subordination, non-disturbance and attornment agreement related thereto), including, without limitation, the failure of any Person to pay any recording tax payable pursuant to Applicable Law.

(g) Mortgage Modification Default. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the failure of the mortgagor under a Mortgage Modification to perform or observe any term, covenant, condition or agreement contained in such Mortgage Modification shall not constitute a Default or an Event of Default; provided, however, the preceding shall in no way limit or impair the rights of the Administrative Agent, the L/C Issuer and the Lenders with respect to any Default or any Event of Default resulting from the failure of the Loan Parties or such mortgagor to perform or observe (or to cause such mortgagor to perform or observe) the same or any similar term, covenant, condition or agreement contained in any other Loan Document.

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. Each of the Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnifications by Borrowers. Each of the Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for, or paid, such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as described below or as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two (2) properly completed and executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two (2) properly completed and executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) properly completed and executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, two (2) properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of- pocket expenses incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this subsection (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (h) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR (provided that such Lender has made such determination in good faith and not in an arbitrary and capricious manner after consideration of such factors as such Lender then reasonably determines to be relevant), then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans, in the affected currency or currencies or, if applicable, and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or in the case of Term SOFR Loans on the last day of the

Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates; Benchmark Replacement.

(a) Inability to Determine Rates. If in connection with any request for a Term SOFR Loan, a conversion of a Base Rate Loan to a Term SOFR Loan or a continuation of any Term SOFR Loan, (i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that (A) the interest rate applicable to a Borrowing bearing interest with respect to Term SOFR for any requested Interest Period cannot be determined pursuant to the definition thereof and such inability to determine is not expected to be permanent, or (ii) the Administrative Agent or the Required Lenders determine for any reason that Term SOFR for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans, as applicable, or to convert Base Rate Loans to Term SOFR Loans shall be suspended in each case to the extent of the affected Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to or continuation of, Term SOFR Loans to the extent of the affected Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period, in the case of a Term SOFR Loan.

(b) Benchmark Replacement.

(i) Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any

Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous term) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to Section 3.03(b)(i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous term) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for an advance of the Loan of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a loan accruing at the Base Rate plus the Applicable Rate.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or any applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Company shall be conclusive absent demonstrable error. Subject to Section 3.04(d) below, the Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any out-of-pocket loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan, other than a Base Rate Loan on a day other than the last day of any Interest Period for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (or the applicable Designated Borrower) (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan, other than a Base Rate Loan, on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires a Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV. CONDITIONS PRECEDENT

4.01 Conditions of Effectiveness. The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make any Credit Extensions hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrowers and the Trust is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(v) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required by any requirements of Applicable Law or any Governmental Authority in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished under or in connection herewith or therewith, are true and correct in all material respects (or, in the case of Section 5.14(b) or any representation and warranty that is qualified by materiality, in all respects) on and as of the date of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they shall have been true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects) as of such earlier date or for the respective period, as applicable, (B) that no Default exists, or would result from the consummation of this Agreement and the other Loan Documents and the transactions contemplated to occur thereby on the Closing Date (including, without limitation, any proposed Credit Extension or from the application of the proceeds thereof), (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (D) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter for which financial statements have been publicly filed prior to the Closing Date;

(viii) a duly completed Compliance Certificate as of the last day of the fiscal period of the Company ended on May 31, 2025, signed by a Responsible Officer of the Company;

(ix) the Audited Financial Statements and the unaudited financial statements of the Consolidated Group referred to in Section 5.05(a) and (b); and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer or the Required Lenders may reasonably require.

(b) (i) Upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Closing Date and (ii) at least five (5) days prior to the Closing Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Company shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c) Any fees required to be paid to the Administrative Agent or any Lender in connection with this Agreement or the Fee Letter on or before the Closing Date shall have been paid.

(d) Unless waived by the Administrative Agent, the Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the date that is three Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of the representations and warranties in Section 5.20 or any representation and warranty that is qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they shall have been true and correct in all material respects (or, in the case of Sections 5.14(b) and 5.20 or any representation and warranty that is qualified by materiality, in all respects) as of such earlier date or for the respective period, as applicable, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Assuming the effectiveness of the requested Credit Extension, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility.

(e) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.19 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Term SOFR Loans) submitted by the Company shall be deemed to be a representation and warranty by the Company that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

Article V. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) the Repo Line, (ii) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, the conflict or breach of which under the foregoing clauses (i) and/or (iii) would reasonably be expected to have a Material Adverse Effect; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except with respect to notices which have already been given or where the failure to obtain any of the foregoing would not have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheets of the Consolidated Group dated March 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property and other Investments material to its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Unencumbered Property is subject to any Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the Company’s knowledge, none of the Company, the Guarantors or their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

5.10 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by, or shall be timely submitted to, the Internal Revenue Service, and, to the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, nor violation of the fiduciary responsibility rules under ERISA with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Company nor, to the Company’s knowledge, any ERISA Affiliate, maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.11(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.12 Subsidiaries; Equity Interests. As of the Closing Date, Schedule 5.12 sets forth, as of the Closing Date, all of the Subsidiaries of the Company, the form and jurisdiction of organization of each of the Subsidiaries of the Company, and the Company’s direct and indirect ownership interests therein. As of the Closing Date, Schedule 5.12 sets forth, as of the Closing Date, all of the Unconsolidated Affiliates of the Consolidated Group, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, the Company’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person, as of the Closing Date, owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedule 5.12 except as set forth on such Schedule. As of the Closing Date, Schedule 5.12 sets forth the owners of outstanding Equity Interests in each Subsidiary Guarantor and such Equity Interests have been validly issued, are fully paid and nonassessable (to the extent applicable) and are owned by the party shown on Schedule 5.12 free and clear of all Liens, other than Permitted Equity Encumbrances.

5.13 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Company, the Trust, or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act.

5.14 Disclosure. (a) Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates and other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender (in each case other than projected financial information, other forward-looking information and information of a general economic or industry-specific nature) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that as to such written information supplied by third parties, each Borrower represents only that it has no actual knowledge of any material misstatement or material omission therein; provided further that, with respect to financial projections concerning the Company and its Subsidiaries that have been or are hereafter made available to the Administrative Agent or any Lender by the Company or any of its representatives (or on the Company’s or such representative’s behalf) in connection herewith (the “Projections”), each Borrower represents only that such Projections were prepared in good faith based upon assumptions believed to have been reasonable at the time such Projections were prepared (it being recognized that (i) actual results during the period or periods covered by any such Projections may differ from the projected or forecasted results and the differences may be material, and (ii) any such Projections are subject to the risks detailed in the public filings of the Trust, and the Company can give no assurance that the expectations can be obtained).

(b) As of the Closing Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, with respect to all such non-compliance by all such Subsidiaries would not reasonably be expected to have a Material Adverse Effect.

5.16 Taxpayer Identification Number. The Company’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.17 Intellectual Property; Licenses, Etc.. The Company and its Subsidiaries own, or are licensed to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to their respective businesses, except where the failure would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no product, service, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except for any infringement that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Company, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the Company or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 REIT Status. The Trust is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Trust as a real estate investment trust.

5.19 Unencumbered Properties. Schedule 5.19 hereto contains a complete and accurate description of Unencumbered Properties designated by the Company to constitute Unencumbered Properties hereunder as of the Closing Date and as supplemented from time to time in connection with the delivery of a Compliance Certificate pursuant to Section 6.01(c) hereof or as set forth in Section 2.18 and upon the inclusion or removal of a Property as an Unencumbered Property for purposes of the financial covenants contained in Section 7.09, including the entity that owns each Unencumbered Property. With respect to each Property identified from time to time as an Unencumbered Property, each Borrower hereby represents and warrants as follows except to the extent the failure to comply with any of the following would not have a material adverse effect on the value of the Unencumbered Property or to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld):

(a) No portion of any improvement on the Unencumbered Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, the Company or the applicable Subsidiary, to the extent the same is available on commercially reasonable terms, has obtained and will maintain insurance coverage for flood and other water damage in the amount of the replacement cost of the improvements at the Unencumbered Property.

(b) To such Borrower’s knowledge, the Unencumbered Property and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, except in such instances in which the failure to comply therewith would not reasonably be expected to have a materially adverse effect on the value or operations of such Unencumbered Property.

(c) The Unencumbered Property is served by all utilities required for the current use thereof. All utility service is provided by public utilities and the Unencumbered Property has accepted or is equipped to accept such utility service.

(d) Except with respect to any Assets Under Development, all public roads and streets necessary for service of and access to the Unencumbered Property for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

(e) The Unencumbered Property is served by public water and sewer systems or, if the Unencumbered Property is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

(f) Such Borrower is not aware of any material latent or patent structural defect in the Unencumbered Property. The Unencumbered Property is free of damage and waste that would materially and adversely affect the value of the Unencumbered Property (other than any casualty loss being handled in accordance with the Loan Documents or condemnation proceedings being handled in accordance with Loan Documents) and is in adequate repair for its intended use. The Unencumbered Property is free from material damage caused by fire or other casualty (other than any casualty loss being handled in accordance with the Loan Documents). There is no pending or, to the actual knowledge of any Borrower, threatened condemnation proceedings affecting the Unencumbered Property, or any material part thereof, in each case that would materially detract from the value of such Unencumbered Property, impair the use or operation thereof, or interfere with the ordinary conduct of business of any Loan Party.

(g) To such Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Property are in a condition and repair adequate for its intended use and, to such Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(h) All improvements on the Unencumbered Property lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property, no such improvements encroach upon easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property and no improvements on adjoining properties encroach upon the Unencumbered Property or easements benefiting the Unencumbered Property other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Property. All access routes that materially benefit the Unencumbered Property are available to the Company or the applicable Subsidiary of the Company, constitute permanent easements that benefit all or part of the Unencumbered Property or are public property, and the Unencumbered Property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has any necessary permits for ingress and egress.

(i) There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Property except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(j) Each Unencumbered Property satisfies each of the requirements set forth in the definition of “Unencumbered Property”.

A breach of any of the representations and warranties contained in this Section 5.19 with respect to a Property shall disqualify such Property from being an Unencumbered Property for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Property results in a Default under one of the other provisions of this Agreement).

5.20 OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Neither the making of any Credit Extensions nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Company and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. The Company and its Subsidiaries are in compliance in all material respects with all applicable Sanctions and have instituted and maintain policies and procedures designed to promote and achieve compliance with such Sanctions.

5.21 Anti-Corruption. The Company and its Subsidiaries are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

5.22 Solvency. The Company is Solvent, and the Company, each other Loan Party, and the other members of the Consolidated Group, on a consolidated basis, are Solvent.

5.23 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.24 Covered Entities. No Loan Party is a Covered Entity.

5.25 [Reserved].

5.26 Financeable Ground Leases.

(a) To the Company’s knowledge, each Financeable Ground Lease in respect of an Unencumbered Property contains the entire agreement of the Company or the Subsidiary Owners and the applicable Fee Owner pertaining to the Unencumbered Property covered thereby. The Company and the Subsidiary Owners have no estate, right, title or interest in or to the Unencumbered Property except to the extent of such Person named as the ground lessee under and pursuant to the Financeable Ground Lease. To the Company’s knowledge, the Financeable Ground Lease has not been modified, amended or assigned, with the exception of written instruments for which a memorandum evidencing such written instrument has been recorded in the applicable real estate records and such memorandums are referenced in the Company’s title insurance policy for such Unencumbered Property.

(b) To the Company’s knowledge, except as disclosed to Administrative Agent, the applicable Fee Owner is the exclusive fee simple owner of the Unencumbered Property, subject only to the Financeable Ground Leases and all Liens and other matters disclosed in the applicable title insurance policy for such Unencumbered Property subject to the Financeable Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Financeable Ground Lease.

(c) To the Company’s knowledge, except as disclosed to Administrative Agent, there are no rights to terminate any Financeable Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in such Financeable Ground Lease.

(d) Each Financeable Ground Lease is in full force and effect and, to the Company’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Financeable Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of the Company or an Subsidiary Owner or on the part of a Fee Owner under any Financeable Ground Lease.

(e) The Company or applicable Subsidiary Owner is the exclusive owner of the ground lessee’s interest under and pursuant to each Financeable Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Financeable Ground Lease, except to Administrative Agent under the Loan Documents.

5.27 Outbound Investment Rules. No Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than unasserted contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, and 6.02) cause each Subsidiary and the Trust to:

6.01 Financial Statements and Other Information. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event not later than 120 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 60 days after the close of each of the first three fiscal quarters and not later than 90 days after the close of the last fiscal quarter of any fiscal year, for the Consolidated Group, an unaudited internally prepared consolidated balance sheet as of the close of each such period and the related unaudited internally prepared consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Company’s chief financial officer or chief accounting officer;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating whether the Company is in compliance with Sections 7.02, 7.07 and 7.09, including an update of Schedule 5.19 listing all of the Unencumbered Properties as of such date, (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements referred to in Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) stating whether there has been any change in the information provided in the Beneficial Ownership Certification previously delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification;

(d) concurrently with the quarterly financial statements required under clause (b) above, a schedule of the Unencumbered Properties comprising the Total Unencumbered Property Pool Value, summarizing Unencumbered Property NOI, as well as a schedule of First Mortgage Investments and Other Debt and Equity Investments summarizing underlying property types, locations, total commitments, percentage funded and current maturity dates. Such schedule shall also include estimated stabilized debt yields and estimated stabilized loan to values based on available information at origination as well as in-place debt yields based on latest available financial reporting provided by underlying borrowers which, for avoidance of doubt, may differ from the reporting period of the subject schedule;

(e) promptly following any request thereafter, copies of all periodic and regular reports, registration statements (without exhibits unless expressly requested by Administrative Agent) and prospectuses and all amendments thereto filed by the Trust, the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Trust to its shareholders generally, as the case may be;

(f) within 60 days after the close of each fiscal year, annual projections (cash flow and operating income) for the Company in a form and content reasonably acceptable to Administrative Agent;

(g) promptly following any reasonable request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Trust, the Company or any Subsidiary, or compliance with the terms of this Agreement, pursuant to a reasonable and customary request from the Administrative Agent or any Lender.

The Company may, in its sole discretion, satisfy its obligations under Sections 6.01(a) and (b) by filing with the SEC Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and such other reports on other forms as may be appropriate at such times and in accordance with the SEC’s rules and the instructions accompanying such forms.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.02 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted in a Material Adverse Effect, including any of the following that has resulted in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving the Company or any Subsidiary and any Governmental Authority (including, without limitation pursuant to anti-money laundering Laws); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b);

(e) the occurrence of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Financeable Ground Lease with respect to an Unencumbered Property which is known by the Company, which default or failure to perform or observe would reasonably be expected to have a materially adverse effect on the value or operations of such Unencumbered Property; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section 6.02 (other than Section 6.02(e)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.03 Payment of Taxes. Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary or (b) the failure to do so would not have a Material Adverse Effect.

6.04 Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non- preservation of which would reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; provided that this Section 6.05 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. Maintain with insurance companies not Affiliates of the Company that the Company reasonably believes to be financially sound and reputable, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Trust, the Company or such Subsidiary, as the case may be.

6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Unencumbered Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided the Company is given the opportunity to be present for such discussions), all at such reasonable times during normal business hours and once per year, upon reasonable advance notice to the Company; provided, however, that unless an Event of Default exists the Company shall not be required to pay for such inspection.

6.10 Use of Proceeds and Letters of Credit. Use the proceeds of the Credit Extensions only for general business purposes of the Company (including, but not limited to debt refinancing, property acquisitions, new construction, renovations, capital expenditures, expansions, tenant improvement, leasing commissions, refinancing of existing lines, financing acquisition of Investments permitted under Section 7.02, dividends, redemptions and closing costs and equity investments primarily associated with commercial real estate property acquisitions or refinancings) not in contravention of any Law or of any Loan Document. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation by any Person of any of the Regulations of the FRB, including Regulations T, U and X.

6.11 REIT Status. The Trust will at all times comply with all applicable provisions of the Code necessary to allow the Trust to qualify for status as a real estate investment trust.

6.12 Subsidiary Guarantees. The Company shall cause (i) each of its Subsidiaries that owns a Property that is included as an Unencumbered Property and so designated by the Company for purposes of determining the Company’s compliance with the financial covenants contained in this Agreement on the Closing Date, if such Subsidiary is a Domestic Subsidiary of the Company (and if such Subsidiary is not a Domestic Subsidiary of the Company, shall cause the most immediate parent(s) of such Subsidiary that are Domestic Subsidiaries of the Company (if any) (each parent an “Intermediate Subsidiary Owner”)), and (ii) (x) any Domestic Subsidiary that guarantees, or otherwise becomes obligated in respect of, any Unsecured Indebtedness for borrowed money of the Trust, the Company, or any of its Subsidiaries or (y) any Foreign Subsidiary that guarantees, or otherwise becomes obligated in respect of, any Unsecured Indebtedness for borrowed money of the Trust, the Company, or any of its Domestic Subsidiaries, in each case, in an aggregate amount for all such Subsidiaries and all such Unsecured Indebtedness in excess of $5,000,000 (and that is not already a Loan Party) , in each case, to execute and deliver to the Administrative Agent the Subsidiary Guaranty as required under Article IV above. For any Property added to the pool of Unencumbered Properties after the date hereof (unless owned by a Loan Party), the Company shall cause the Subsidiary owning such Unencumbered Property, if it is a Domestic Subsidiary of the Company (and if such Subsidiary is not a Domestic Subsidiary of the Company, shall cause the Intermediate Subsidiary Owner(s) of such Subsidiary (if any)), to execute and deliver to the Administrative Agent, on or prior to the date that such Property is included as an Unencumbered Property for purposes of determining Company’s compliance with the financial covenants contained in this Agreement, a joinder to the Subsidiary Guaranty. Each joinder to the Subsidiary Guaranty provided pursuant to this Section 6.12 shall, to the extent requested by the Administrative Agent, be accompanied by supporting organizational and authority documents and opinions similar to those provided with respect to the Company and the initial Subsidiary Guarantors under Section 4.01. Notwithstanding anything to the contrary herein, the Lenders agree that the Subsidiary Owner of the Property known as Shops at Grand located at 74-25 Grand Avenue, Queens, New York shall not be required to be a Guarantor in order for such Property to be included as an Unencumbered Property; provided that Shops at Grand Investor LLC shall become a Subsidiary Guarantor in accordance with the provisions of this Section 6.12. Any request by the Borrower to add any other Property as an Unencumbered Property without adding the Subsidiary Owner thereof as a Guarantor shall be subject to the prior written consent of all Lenders.

6.13 Release of Guarantors. A Subsidiary Guarantor shall be automatically released from its obligations under the Subsidiary Guaranty if (i) there is no Event of Default (or event which, upon expiration of an applicable cure period, will become an Event of Default), and (ii) the Company delivers an updated Compliance Certificate to Administrative Agent demonstrating compliance with all financial covenants contained in Sections 7.09 of this Agreement without the inclusion of the Unencumbered Property owned by such Subsidiary in the calculation of the Company’s compliance with any of the foregoing covenants pertaining to Unencumbered Properties, and representing and warranting that based on the information as of the end or the prior quarter, but without counting the Unencumbered Property owned by the Subsidiary Guarantor being released as an Unencumbered Property, the Company will continue to comply with all of the financial covenants in this Agreement upon release of such Unencumbered Property and such Subsidiary Guarantor. Subject to the foregoing, the Administrative Agent shall, from time to time, upon request from the Company, execute and deliver to the Company a written acknowledgement that a Subsidiary Guarantor has been released from its obligations under the Subsidiary Guaranty and the Lenders and the L/C Issuer hereby authorize the Administrative Agent to deliver such acknowledgement.

6.14 Investor Guaranties. The Administrative Agent and the Lenders have agreed to accept from time to time, upon the request of the Company, one or more Investor Guaranties. No Investor Guarantor shall be a person with whom Administrative Agent or any Lender is prohibited by applicable law from doing business, and the Company shall deliver such information as Administrative Agent may reasonably request to verify the foregoing.

6.15 Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.16 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.17 Outbound Investment Rules. The Company will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

6.18 Compliance with Environmental Laws. Neither the Company nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials, except for quantities of Hazardous Materials used in the ordinary course and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any Property any underground tank or other underground storage receptacle for Hazardous Materials except in material compliance with Environmental Laws, (c) generate any Hazardous Materials on any Property except in material compliance with Environmental Laws, (d) conduct any activity at any Property or use any Property in any manner that could reasonably be contemplated to cause a release of Hazardous Materials on, upon or into a Property or any surrounding properties or any threatened release of Hazardous Materials which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Materials (except in material compliance with all Environmental Laws), except where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect

Article VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than unasserted contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit the Trust or any Subsidiary to, directly or indirectly:

7.01 Liens. Create incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Permitted Equity Encumbrances;

(c) Liens securing Secured Indebtedness, the incurrence of which will not cause a breach of the financial covenants set forth in Section 7.09;

(d) Liens securing Indebtedness permitted under Section 7.07(e) on the assets financed thereby;

(e) other Liens on a Property which is not an Unencumbered Property or which is not a direct or indirect Equity Interest in a Subsidiary Owner, so long as such Liens would not cause a breach of the financial covenants set forth in Section 7.09;

(f) any Lien granted to the Administrative Agent in respect of the Obligations; and

(g) other Liens in existence on the Closing Date that do not affect the Unencumbered Properties or the direct or indirect Equity Interests in any Subsidiary Owner and are listed on Schedule 7.01.

Notwithstanding the foregoing provisions of this Section 7.01, the failure of any Unencumbered Property to comply with the requirements set forth in the definition of “Unencumbered Property” shall result in such Unencumbered Property no longer qualifying as an Unencumbered Property under this Agreement, but such disqualification shall not by itself constitute a Default or Event of Default, unless such non-qualification otherwise constitutes or results in a Default or Event of Default.

7.02 Investments. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Investments, except:

(a) cash and Cash Equivalents;

(b) Guarantees by the Consolidated Group;

(c) Investments by the Consolidated Group in Land Assets;

(d) Investments by the Consolidated Group in Development Properties;

(e) Investments by the Consolidated Group in Wholly-Owned Subsidiaries, non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates;

(f) Investments by the Consolidated Group (other than the Subsidiary Guarantors) in (i) First Mortgage Investments, or (ii) Other Investments; and

(g) Investments in Properties or other assets by the Consolidated Group, in each case that are permitted under the Organization Documents of the Trust.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a) any Person may merge or consolidate with or into (i) the Company or the Trust, provided that the Company or the Trust, as applicable, shall be the continuing or surviving Person and there is no Change of Control, or (ii) any one or more other Subsidiaries, including newly formed Subsidiaries, provided that (x) when any Subsidiary that is a Borrower is merging or consolidating with or into another Subsidiary that is not a Borrower, the Borrower shall be the continuing or surviving Person and (y) when any Subsidiary Guarantor is merging or consolidating with or into another Subsidiary that is not a Borrower or a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may dissolve or liquidate, or Dispose of any, all or substantially all of its assets (upon voluntary liquidation or otherwise), and the Company may Dispose of any or all of its direct or indirect Equity Interests in any Subsidiary, provided that, after giving effect thereto, the Company is in compliance with the financial covenants set forth in Section 7.09 and, if such Subsidiary owns a Property that had been included as an Unencumbered Property, the Company complies with Section 2.18 (to the extent applicable); and

(c) the Company or Trust may enter into a merger in which such entity is the survivor.

7.04 Restricted Payments. Make any Restricted Payments without the consent of the Required Lenders at any time during which an Event of Default is continuing, except that (a) the Trust or the Company may make Restricted Payments payable solely in Equity Interests pursuant to an in accordance with stock option plans or other benefit plants for management or employees of the Trust and its Subsidiaries, (b) so long as no Default or Event of Default specified in Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) shall exist and be continuing and the Obligations have not been accelerated as a result of the occurrence and continuation of any other Event of Default pursuant to Section 8.02, the Company may make Restricted Payments to its partners pursuant to the terms of its limited partnership agreement which result in distributions to the Trust for any fiscal year in an amount equal to the amount reasonably estimated to be required to be distributed by the Trust to its shareholders with respect to such fiscal year in order to maintain Real Estate Investment Trust status of the Trust under Sections 856 through 860 of the Code and to avoid payment of any income or excise taxes imposed under Section 857(b)(1), 857(b)(3) or 4981 of the Code, (c) the Company may redeem for cash partnership interests in the Company pursuant to customary redemption rights granted to the applicable partner, but only to the extent that, in the good faith determination of the Company, issuing shares of the Trust in redemption of such partnership interests reasonably could be considered to impair its ability to maintain its status as a REIT, and (d) to the extent constituting a Restricted Payment, payments may be made by the Company to the Trust to the extent required to fund administrative and operating expenses of the Trust to the extent attributable to any activity of or with respect to the Trust that is not otherwise prohibited by this Agreement.

7.05 Change in Nature of Business. Engage to any material extent in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

7.06 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Trust, the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Trust, the Company and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 7.04 and (d) pursuant to each of the agreements listed on Schedule 7.06 attached hereto together with any amendment, modification, renewal, replacement or similar agreement entered into on terms which are not materially less favorable (taken as a whole) to the Company or the Trust than the agreements set forth on Schedule 7.06.

7.07 Indebtedness . Create, incur, assume, or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of certain Subsidiaries of the Company (other than any Subsidiary Owner and any direct or indirect owner of Equity Interests in such Subsidiary Owner) under the Repo Line as in effect on the date hereof and increases, extensions, renewals and replacements of any such Indebtedness so long as the incurrence thereof does not cause a breach of Section 7.09;

(c) subject to the provisions of Section 7.09, obligations under Swap Contracts permitted by Section 7.14;

(d) current liabilities of Borrowers, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(e) Indebtedness of the Consolidated Group under Capital Lease Obligations incurred to finance the acquisition of furniture, fixtures, and equipment;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.03;

(g) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(h) subject to the provisions of Section 7.09, Non-Recourse Indebtedness that is secured by Properties (other than the Unencumbered Properties or Equity Interest therein), First Mortgage Investments and Other Investments, and related assets;

(i) subject to the provisions of Section 7.09(e), Total Secured Recourse Indebtedness of the Company or the Trust;

(j) to the extent constituting Indebtedness, the Specified Advisor Stock;

(k) unsecured Indebtedness of any Subsidiary owing to the Company or any other Subsidiary; provided that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Guarantor shall be, if requested by Administrative Agent, subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent; and

(l) any other Indebtedness so long as the incurrence thereof will not cause a breach of the financial covenants set forth in Section 7.09.

7.08 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.09 Financial Covenants.

(a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of any fiscal quarter to be less than $620,522,424 plus seventy five percent (75%) of the aggregate net proceeds received by the Company or the Trust (net of reasonable related fees and expenses and net of any redemption of shares, units or other ownership interests in the Company or the Trust) in connection with any offering of stock or other equity after May 31, 2025.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.5 to 1.0 as of the last day of any fiscal quarter, determined based on information for the most recent quarter annualized.

(c) Consolidated Leverage Ratio. Permit Consolidated Leverage Ratio to be more than sixty percent (60%) as of the last day of any fiscal quarter; provided that on no more than two (2) occasions following the Closing Date, the Consolidated Leverage Ratio may increase to up to sixty-five percent (65%) for up to two (2) consecutive fiscal quarters commencing with the fiscal quarter during which a Material Acquisition occurs; provided further that in no event shall the Consolidated Leverage Ratio exceed sixty-five percent (65%) at any time or exceed sixty percent (60%) for more than two (2) consecutive fiscal quarters in any consecutive three (3) fiscal quarter period.

(d) Secured Indebtedness. Permit Total Secured Indebtedness to exceed forty percent (40%) of Total Asset Value as of the last day of any fiscal quarter.

(e) Secured Recourse Indebtedness. Permit Total Secured Recourse Indebtedness to exceed ten percent (10%) of Total Asset Value as of the last day of any fiscal quarter.

(f) Unsecured Interest Coverage Ratio. Permit the Unsecured Interest Coverage Ratio to be less than 1.75 to 1.00 at any date of determination.

(g) Maximum Unencumbered Asset Pool Leverage Ratio. Permit the Unencumbered Asset Pool Leverage Ratio on any date of determination to be more than sixty percent (60%).

(h) Unencumbered Property Pool Criteria. The Company shall comply with the following requirements regarding Unencumbered Properties:

(i) There shall be no fewer than five (5) Unencumbered Properties at any time; and

(ii) The Total Unencumbered Property Pool Value shall not be less than $250,000,000 at any time.

(i) Minimum Liquidity. At any time prior to the date when the Specified Advisor Stock is redeemed or retired in full in accordance with the terms hereof, permit Liquidity as of the end of each calendar month, to be less than the Minimum Required Liquidity set forth in the table below across from the then applicable outstanding amount of Specified Advisor Stock:

Specified Advisor Stock	Minimum Required Liquidity
$105,793,836 (the “Closing Date Balance”) ≤ but > 75% of the Closing Date Balance	$52,779,575
75% of the Closing Date Balance ≤ but > 50% of the Closing Date Balance	$39,584,681
50% of the Closing Date Balance ≤ but > 25% of the Closing Date Balance	$26,389,787
25% of the Closing Date Balance ≤ but > $0	$13,194,893

7.10 Restrictive Agreements. The Company will not, and will not permit the Trust or any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to incur Guarantee Obligations with respect to any Indebtedness of the Trust, the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any Property or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, Property or asset that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and/or the Subsidiary that is an obligor in respect of such Indebtedness (including, without limitation, any dividends or other distributions, or repayment of such loans by such Subsidiary), (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business, (vii) the foregoing shall not apply to any customary restrictions and conditions set forth in joint venture or other similar agreements (including as to any non-Wholly-Owned Subsidiaries), and (viii) clause (a) of the foregoing shall not apply to those restrictions contained in (x) any Loan Document, or (y) any other agreement (A) evidencing Indebtedness that is not Secured Indebtedness which the Trust, the Borrower, or any Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing restrictions imposed in connection with such Indebtedness that are either substantially similar to, or taken as a whole, not more restrictive than, the restrictions set forth in this Agreement.

7.11 Changes to Advisory Agreement. Except to the extent otherwise permitted pursuant to Section 7.06(a) above, amend, supplement or otherwise modify in any material respect the Advisory Agreement on terms which are materially less favorable to the Trust than the terms prior to such amendment or supplement (considering all such amendments and supplements taken as a whole) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld). Solely for purposes of Section 7.06(a)-(d), the Advisory Agreement shall be considered an agreement with an Affiliate.

7.12 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business in any Designated Jurisdiction, (b) to fund any activities of or business with any Person, that is located, organized or residing in any Designated Jurisdiction or, at the time of such funding, is the subject of Sanctions, or (c) in any other manner that will result in a violation by any Person (including any Person, participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

7.13 Anti-Corruption Laws. Directly or, to its knowledge, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.

7.14 Swap Contracts. The Company will not, and will not permit the Trust or any of its Subsidiaries to, enter into any Swap Contract, other than Swap Contracts entered into in the ordinary course of business to hedge or mitigate risks to which any member of the Consolidated Group is exposed in the conduct of its business or the management of its liabilities.

7.15 Sale and Leaseback. The Company will not, and will not permit the Trust or any Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Trust, the Company or such Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property (in each case in its capacity as a lessee) that the Trust, the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except to the extent that such sale is otherwise permitted by this Agreement and the obligations under such lease, if required to be treated as Indebtedness, would not result in the occurrence of an Event of Default.

Article VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each an “Event of Default”):

(a) Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid herein (taking into account Section 2.12(a)), any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after written notice of such failure, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.04 (with respect to the Company’s existence), 6.10, or Article VII or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the applicable Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) any officer of Borrower becoming aware of such failure or (ii) written notice from the Administrative Agent provided that such period shall be extended for up to an additional 30 days so long as such breach is reasonably susceptible of cure within such additional period and the Company diligently and in good faith continues to attempt to cure such breach; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered by or on behalf of the Company or any other Loan Party pursuant to the requirements contained herein, shall be materially incorrect or materially misleading when made or deemed made; or

(e) Cross-Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or an event or condition has occurred at the time of the determination of default under this clause (e) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (e) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further that, for the avoidance of doubt, any event or condition described above shall not result in an Event of Default hereunder while any notice period or grace period, if applicable to such event or condition remains in effect; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $30,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise is not in effect, but only if the Company or the applicable party has not paid such judgment or otherwise set aside such judgment within 30 days after the commencement of enforcement proceedings; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which when taken together with all other ERISA Events that have occurred has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $30,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) REIT Status. The Trust fails to comply at any time with all requirements and applicable law and regulations necessary to maintain its status as real estate investment trust under the Code if such failure would be reasonably expected to have a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) then due and payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) then due and payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations then due and payable, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Truist Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions. The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable, and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) may, but shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein; shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Except for knowledge of a Default under Section 8.01(a), the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer;

(d) shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(e) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the written advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent; provided that, if any such sub-agent appointed by the Administrative Agent, other than a sub-agent which is an Affiliate of the Administrative Agent, shall have any right or authority to make any material decisions in connection with any of the Loan Documents, then such sub-agent shall be reasonably approved in advance by the Company (unless an Event of Default shall have occurred and is continuing). The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation or Removal of Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the reasonable consent of the Company so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. If the initial Administrative Agent at any time is no longer a Lender then the Administrative Agent will upon the request of the Company made with the consent of the Required Lenders, which the Company may make so long as no Event of Default exists and is continuing, resign as Administrative Agent in which event a new Administrative Agent shall be appointed in accordance with the terms hereof.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, or if there is cause (which shall be gross negligence or willful misconduct by such Person), the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and, with the reasonable consent of the Company so long as no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents arising from and after such date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (ii) after such resignation or removal for as long as any of them continues to act in any capacity as Administrative Agent hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation or removal of by Truist Bank as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation or removal as an L/C Issuer. If Truist Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Company of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring or removed L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Truist Bank to effectively assume the obligations of Truist Bank with respect to such Letters of Credit.

9.07 Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or an L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(j) and (k), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Lender Reply Period. All communications from the Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly to any such request, but in any event within ten (10) Business Days after the delivery of such request by the Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to the Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination; provided that this sentence shall not apply to any recommendation or determination with respect to the items described in Sections 10.01(a), (c), (d), (e), and (f)(i). With respect to decisions requiring the approval of the Required Lenders or all Lenders,

Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non- responding Lender shall be deemed to have concurred with such recommended course of action. Nothing in this Section 9.10 shall restrict the Administrative Agent from requesting a reply to a request for an approval in less than ten (10) Business Days but the deemed approval provided in this Section 9.10 shall not apply until the expiration of a ten (10) Business Day period.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

9.13 Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or is otherwise made in accordance with Section 6.13.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.13.

Article X. MISCELLANEOUS

10.01 Amendments, Etc.. Subject to Section 2.02(g), Section 3.03 and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive, amend or modify any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders, or the Required Term Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (except as provided in Section 2.14);

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend or waive any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) (i) modify Section 2.13 or 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case, without the written consent of each Lender; provided, that with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis;

(g) change the definition of “Applicable Percentage”;

(h) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders”, “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(i) release the Trust as a Guarantor or, except as permitted by Section 6.13, release all or substantially all of the Subsidiary Guarantors without the written consent of each Lender;

(j) release (i) the Company (from its obligations as a Borrower or as a Guarantor hereunder) or (ii) any Designated Borrower, except in connection with the termination of a Designated Borrower’s status as such under Section 2.19, without the consent of each Lender;

(k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(l) and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) modify, change, waive or consent to any departure from, or have the effect of modifying, changing, waiving or consenting to any departure from, Section 3.03, any term defined in such section, any term defined in any other section or provision in this Agreement relating to SOFR, Term SOFR, or any Benchmark Replacement, or any term or provision relating to the replacement of any such rate or Benchmark Replacement; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) the term L/C Commitment may be amended pursuant to a fully executed (and delivered to the Administrative Agent) Notice of Additional L/C Issuer.

Notwithstanding anything in this Agreement to the contrary,

(i) any amendment that would extend the Maturity Date with respect to Loans or Commitments, provide for any increased pricing (including fees) for any Lenders agreeing to extend their Loans or Commitments pursuant to the terms of such amendment and any corresponding modifications under this Agreement related thereto may be effected pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent, and the extending Lenders;

(ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended (except as provided in Section 2.14), the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(iii) this Agreement and the other Loan Documents may be amended or amended and restated without the consent of any Lender (but with the consent of the Company and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement;

(iv) this Agreement may be amended with the written consent of the Administrative Agent and the Company (i) to add one or more additional term loan facilities to this Agreement subject to the limitations in Section 2.15 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing Facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder;

(v) the Administrative Agent and the Company may, without the consent of any Lender or any Loan Party then party hereto, amend this Agreement to add a Designated Borrower pursuant to a Designated Borrower Request and Assumption Agreement and Designated Borrower Notice; or

(vi) if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon actual receipt or the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. Each Borrower hereby acknowledges that the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and L/C Issuers materials and/or information provided by or on behalf of such Borrowers hereunder (collectively, “Borrower Materials”) by posting the borrower materials on IntraLinks, Syndtrak, ClearPar, or another similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Committed Loan Notices, and Letter of Credit Applications) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower and reasonably relied on by such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding provision and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay all reasonable and documented out of pocket expenses (i) incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out of pocket fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) customarily incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, provided that such expenses are customarily charged in connection with the issuance of the Letters of Credit and (iii) incurred by the Administrative Agent, any Lender or any L/C Issuer (including and limited to the fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lenders and the L/C Issuers, taken as a whole; provided, that in the event of a conflict between such outside counsel and the Administrative Agent, any Lender or any L/C Issuer, the reasonable and documented fees, charges and disbursements of one additional outside counsel engaged in respect of such conflict shall be paid by the Company), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but in any case limited as to legal fees, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and one additional counsel for the other Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, of one additional counsel to the affected Indemnitees, taken as a whole (and if reasonably necessary, of one local counsel in any material relevant jurisdiction for the Indemnitees, taken as a whole)), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties), (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted by reason of any material breach in bad faith of such Indemnitee’s (or any of its Related Parties’) obligations under the Loan Documents, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Company or any other Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent or the co-lead arrangers in their capacities as such). This Section 10.04(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, and without limiting the Company’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Borrower shall assert, and each Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties) as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06,

(ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (and in integral multiples of $1,000,000 in excess thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed provided that it shall not be unreasonable for the Company to withhold its consent to an assignment to a direct competitor of the Company, the Guarantors or any Affiliates of any thereof) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of each L/C Issuer shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of each L/C Issuer shall be required for any assignment in respect of a Revolving Credit Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), or (D) to any Disqualified Institution except in accordance with Section 10.06(g) below.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable

Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. No Person that acquires any interest in any rights or obligations of any Lender under this Agreement pursuant to this Section 10.06(b) shall be entitled to receive any greater payments or greater benefits under Section 3.01 with respect to such interest than were available on the date of assignment to the assigning or transferring Lender from whom such Person acquired such interest (or, if there is a Change in Law occurring after the date such Person acquires such interest, no greater payments or greater benefits than would have been available to the assigning or transferring Lender under Sections 3.01 and 3.04 following such Change in Law if no such transfer or assignment had occurred). Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c) Register. The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company and the Administrative Agent, sell participations to any Person (other than a Disqualified Institution (except in accordance with Section 10.06(g) below including that no consent from the Company shall be required after the occurrence and during the continuance of an Event of Default), a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons, a Defaulting Lender, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this

Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. The Administrative Agent shall have no responsibility for monitoring the notice requirement set forth above in this provision.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive (or, if there is a Change in Law occurring after the date such Participant acquires such interest, shall not be entitled to receive any greater payments under Sections 3.01 or 3.04 than would have been available to the Lender from whom it acquired the applicable participation following such Change in Law if no such transfer had occurred). Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Truist Bank or any L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Truist Bank or such L/C Issuer, as the case may be, may, upon 30 days’ notice to the Administrative Agent, the Company and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Truist Bank or the applicable L/C Issuer, as an L/C Issuer. If Truist Bank or the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Truist Bank or the applicable retiring L/C Issuer to effectively assume the obligations of Truist Bank or the applicable retiring L/C Issuer with respect to such Letters of Credit.

(g) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion except that no such consent shall be required if the Trade Date occurs after the occurrence and during the continuance of an Event of Default, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution or terminate any Revolving Credit Commitment of a Lender which has sold a participation to a Participant which is a Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, plus accrued interest, accrued fees and all other amounts payable to it hereunder, (B) terminate any Term Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Term Commitment, plus accrued interest, accrued fees and all other amounts payable to it hereunder, (C) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans or such participation in such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (D) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders or L/C Issuers by the Borrower, the Administrative Agent or any other Lender or L/C Issuer, (y) attend or participate in meetings attended by the Lenders, L/C Issuers and the Administrative Agent, or (z) access any electronic site established for the Lenders or the L/C Issuers or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders or the L/C Issuers and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender or any L/C Issuer to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any applicable law with respect to any bankruptcy or other proceeding under Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the United States Bankruptcy Code (or any similar provision in any other applicable law with respect to any such proceeding), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the United States Bankruptcy Code (or any similar provision in any other applicable law with respect to any such proceeding) and (3) not to contest any request by any party for a determination by any court of competent jurisdiction administering such proceeding effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “Disqualified Institution List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the Disqualified Institution List to each Lender requesting the same.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent, such L/C Issuer or such Lender, as applicable, shall use commercially reasonable efforts to promptly notify the Company, in advance, to the extent practicable and otherwise permitted by Applicable Law), (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and its obligations, this Agreement or payments hereunder, in each case of the foregoing subclauses (i) and (ii), other than any Disqualified Institution except in accordance with Section 10.06(g), (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent or any L/C Issuer to deliver Information or notices to the Lenders hereunder or (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or an Affiliate of the Company which source did not acquire such information as a result of a breach of this Section 10.07 or any other confidentiality obligations to the Company or any of its Affiliates, or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or violating the terms of this Section 10.07 and have not developed such information based on information for a third party that to such Person’s knowledge, has breached confidentiality obligations to the Company or any of its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 10.07, “Information” means all information received in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder by the Administrative Agent, any Lender or the L/C Issuer from or on behalf of the Company, the Advisor or any of its or their respective affiliates or any joint venture or joint venture partner (each a “Borrower Related Party”) relating to the Trust, any of its subsidiaries, any of its joint ventures or joint venture partners, the Advisor (solely in its capacity as advisor under the Advisory Agreement) or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by a Borrower Related Party, provided that, in the case of information received from a Borrower Related Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than unasserted contingent obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a single Lender has given notice pursuant to Section 3.02 or is unable to determine or provide Term SOFR, under Section 3.03, as applicable (it being agreed that if multiple Lenders have given that notice or are unable to determine or provide Term SOFR, then the right to replace for that reason shall not apply), or if any Lender is a Defaulting Lender or if any Lender is a Non- Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender (for greater clarity, a Lender whose consent was not obtained, in the case of any proposed amendment, modification, termination, waiver or consent) and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.04 and 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (or applicable Designated Borrower) (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Law; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply for reasons other than that such Lender is not owed any compensation under Section 3.04 because the Company (or applicable Designated Borrower) has paid it, or the Company is no longer required to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 3.01 because all such amounts have been paid by the Company (or applicable Designated Borrower).

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc..

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5- 1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE OTHER PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s- length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor and Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each of the Lender Parties and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or any L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent, any Lender Party or any Loan Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document in connection with the Administrative Agent’s or the L/C Issuers’ reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means. The Administrative Agent and L/C Issuers shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting in good faith upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it in good faith to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Company and the other Loan Parties, which information includes, but is not limited to, the name and address of the Company and each other Loan Party, a Beneficial Ownership Certification, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and each other Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation prior to closing this Facility. The Company and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22 [Intentionally Omitted].

10.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable Law).

10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XI. CONTINUING GUARANTY

11.01 Guaranty. The Company and each Designated Borrower that is a Domestic Subsidiary (the “Borrower Guarantors”), jointly and severally with the other Guarantors, hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Creditor Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments and other modifications thereof and all costs, attorneys’ fees and expenses payable to the Creditor Parties pursuant to the terms of this Agreement, including Section 10.04(a), or any other Loan Document); provided that the liability of each Borrower Guarantor that is a Designated Borrower individually with respect to this Borrower Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Borrower under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Borrower Guarantors, and conclusive for the purpose of establishing the amount of the Obligations. This Borrower Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Borrower Guarantor under this Borrower Guaranty, and each Borrower Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, other than the defense of payment in full of the Obligations.

11.02 Rights of Lenders. Each Borrower Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of any Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Borrower Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrower Guarantors under this Borrower Guaranty or which, but for this provision, might operate as a discharge of one or more of the Borrower Guarantor.

11.03 Certain Waivers. Each Borrower Guarantor waives (a) any defense arising by reason of any disability or other defense of any other Borrower, any other Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party other than bad faith, gross negligence or willful misconduct of such Creditor Party) of the liability of any Borrower (other than the defense of prior payment in full of the Obligations); (b) any defense based on any claim that any such Borrower Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Borrower Guarantor’s liability hereunder; (d) any right to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever until all of the Obligations and any amounts payable under this Borrower Guaranty have been paid and performed in full and the Commitments and the Facilities are terminated; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party until all of the Obligations and any amounts payable under this Borrower Guaranty have been paid and performed in full and the Commitments and the Facilities are terminated; and (f) to the fullest extent permitted by Law, any and all other defenses (other than the defense of prior payment in full of the Obligations) or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties, other than the defense of payment in full of the Obligations. Each Borrower Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Borrower Guaranty or of the existence, creation or incurrence of new or additional Obligations. Subject to the terms of the Mortgage Modifications, the Administrative Agent and the Lenders may, at their election, foreclose on any security held for the Obligations by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Person or exercise any other right or remedy available to them against any Borrower or any other Person, without affecting or impairing in any way the liability of the Borrower Guarantors hereunder except to the extent the Obligations have been fully and finally paid in cash. To the fullest extent permitted by Applicable Law, the Borrower Guarantors waive any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Borrower Guarantors against any Borrower or any other Person, as the case may be, or any security.

11.04 Obligations Independent. The obligations of each Borrower Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against any Borrower Guarantor to enforce this Borrower Guaranty whether or not any Borrower or any other Person or entity is joined as a party. For the avoidance of doubt, all obligations of each Borrower Guarantor under this Borrower Guaranty are joint and several obligations of all the Borrower Guarantors.

11.05 Subrogation. No Borrower Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Borrower Guaranty until all of the Obligations and any amounts payable under this Borrower Guaranty have been paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Borrower Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Creditor Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.06 Termination; Reinstatement. This Borrower Guaranty is a continuing, absolute, unconditional and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Borrower Guaranty are paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated.

Notwithstanding the foregoing, this Borrower Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Borrower Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Borrower Guarantors under this Section 11.06 shall survive termination of this Borrower Guaranty.

11.07 Subordination. Each Borrower Guarantor hereby subordinates the payment of all obligations and indebtedness of any other Borrower owing to such Borrower Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Borrower Guarantor as subrogee of the Creditor Parties or resulting from such Borrower Guarantor’s performance under this Borrower Guaranty, to the payment in full in cash of all Obligations. No Borrower Guarantor will seek, accept, or retain for its own account any payment from any other Borrower on account of such subordinated debt from any other Borrower at any time when a Default exists, and any such payments to a Borrower Guarantor made while any Default then exists on account of such subordinated debt shall be collected and received by such Borrower Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Creditor Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Borrower Guarantor under this Borrower Guaranty.

11.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Borrower Guarantor or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Borrower Guarantors immediately upon demand by the Creditor Parties.

11.09 Condition of Loan Parties. Each Borrower Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Loan Parties and any such other guarantor as such Borrower Guarantor requires, and that none of the Creditor Parties has any duty, and no Borrower Guarantor is relying on the Creditor Parties at any time, to disclose to such Borrower Guarantor any information relating to the business, operations or financial condition of any Loan Party or any other guarantor (such Borrower Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

11.10 Contribution. At any time a payment in respect of the Obligations is made under this Borrower Guaranty, the right of contribution of each Borrower Guarantor against each other Borrower Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Borrower Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Borrower Guaranty. At any time that a Relevant Payment is made by a Borrower Guarantor that results in the aggregate payments made by such Borrower Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Borrower Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Borrower Guarantors in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Borrower Guarantor shall have a right of contribution against each other Borrower Guarantor who either has not made any payments or has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Borrower Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Borrower Guarantors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Borrower Guarantor and the denominator of which is the Aggregate Excess Amount of all Borrower Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Borrower Guarantor. A Borrower Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Borrower Guarantor may take any action to enforce such right until after all Obligations and any other amounts payable under this Borrower Guaranty are paid in full in cash and the Commitments are terminated, it being expressly recognized and agreed by all parties hereto that any Borrower Guarantor’s right of contribution arising pursuant to this Section 11.10 against any other Borrower Guarantor shall be expressly junior and subordinate to such other Borrower Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Borrower Guaranty. As used in this Section 11.10, (i) each Borrower Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Borrower Guarantor by (y) the aggregate Adjusted Net Worth of all Borrower Guarantors; (ii) the “Adjusted Net Worth” of each Borrower Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Borrower Guarantor and (y) zero; and (iii) the “Net Worth” of each Borrower Guarantor shall mean the amount by which the fair saleable value of such Borrower Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Borrower Guaranty) on such date. Each of the Borrower Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Borrower Guarantor has the right to waive its contribution right against any Borrower Guarantor to the extent that after giving effect to such waiver such Borrower Guarantor would remain Solvent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

J.P. MORGAN REIT OPERATING
PARTNERSHIP, L.P.,
a Delaware limited partnership

By: J.P. Morgan Real Estate Income Trust, Inc., its general partner

By:	/s/ Lawrence A. Goodfield, Jr.
Name:	Lawrence A. Goodfield, Jr.
Title:	Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

TRUIST BANK, as Administrative Agent, L/C Issuer, and a Lender

By:	/s/ Nadia Mahmoud
Name:	Nadia Mahmoud
Title:	Managing Director

Signature Page to Credit Agreement

LENDER:

BMO BANK, N.A., as a Lender

By:	/s/ Chase Powell
Name:	Chase Powell
Title:	Director

Signature Page to Credit Agreement

LENDER:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas W. Nowak
Name:	Thomas W. Nowak
Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 2.01A

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Applicable Percentage (Revolving Credit Facility)
Truist Bank	$115,000,000.00	35.4%
BMO Bank N.A.	$110,000,000.00	33.8%
Bank of America, N.A.	$100,000,000.00	30.8%
Total	$325,000,000.00	100.000000000%

Schedule 2.01A

SCHEDULE 2.01B

L/C COMMITMENTS

Lender	L/C Commitment
Truist Bank	$30,000,000.00
Total	$30,000,000.00

Schedule 2.01A